                                                                   Exhibit 10.22

================================================================================

                            LINE OF CREDIT AGREEMENT


                                     among


                                 VISTANA, INC.


                                      and

                           VISTANA DEVELOPMENT, LTD.

                                      and

              DRESDNER BANK AG NEW YORK AND GRAND CAYMAN BRANCHES


                          Dated as of November 1, 1997

================================================================================

                               TABLE OF CONTENTS

                             ARTICLE I DEFINITIONS

     SECTION 1.01.    Definitions.........................................   -1-
     SECTION 1.02.    Accounting Terms....................................  -10-

                ARTICLE II THE LOANS AND THE LETTERS OF CREDIT

     SECTION 2.01.    The Loans...........................................  -11-
     SECTION 2.02.    Notice of Borrowing, Note and Maturity..............  -11-
     SECTION 2.03.    Interest on Loans...................................  -12-
     SECTION 2.04.    Interest Periods....................................  -12-
     SECTION 2.05.    Interest Payments...................................  -12-
     SECTION 2.06.    Repayment of Principal..............................  -12-
     SECTION 2.07.    Optional Prepayment; Breakage Costs.................  -12-
     SECTION 2.08.    Manner of Payment...................................  -13-
     SECTION 2.09.    Payments Generally..................................  -13-
     SECTION 2.10.    Extension of Maturity...............................  -13-
     SECTION 2.11.    Late Payment Penalties..............................  -13-
     SECTION 2.12.    Computation of Interest and LOC Commission..........  -13-
     SECTION 2.13.    The Letters of Credit...............................  -13-
     SECTION 2.14.    Payments by Bank under Letters of Credit............  -14-
     SECTION 2.15.    Illegality, Increased Cost, Capital Adequacy........  -15-
     SECTION 2.16.    Non-Utilization Fees................................  -15-
     SECTION 2.17.    Determination of LIBOR..............................  -15-

          ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

     SECTION 3.01.    Organization; Power; Authorization..................  -17-
     SECTION 3.02.    No Conflict with, Violation of or Default under
                      Laws or other Agreements............................  -17-
     SECTION 3.03.    Litigation; Official Approvals......................  -17-
     SECTION 3.04.    Information and Financial Data Accurate; Financial
                      Statements; No Adverse Changes......................  -18-

     SECTION 3.05.    Title to Assets.....................................  -18-
     SECTION 3.06.    Taxes...............................................  -19-
     SECTION 3.07.    Agreements Legal, Valid, Binding and Enforceable....  -19-
     SECTION 3.08.    No Untrue Statements................................  -19-
     SECTION 3.09.    Employee Benefit Plans..............................  -19-
     SECTION 3.10.    Use of Proceeds.....................................  -20-
     SECTION 3.11.    Subsidiaries........................................  -20-
     SECTION 3.12.    Compliance..........................................  -20-
     SECTION 3.13.    Burdensome Obligations..............................  -20-
     SECTION 3.14.    Trademarks, Patents, etc............................  -21-
     SECTION 3.15.    Labor Matters.......................................  -21-
     SECTION 3.16.    Investment Company Act..............................  -21-

                       ARTICLE IV CONDITIONS OF LENDING

     SECTION 4.01.    Representations and Warranties......................  -22-
     SECTION 4.02.    No Default..........................................  -22-
     SECTION 4.03.    Officer's Certificate...............................  -22-
     SECTION 4.04.    Litigation..........................................  -22-
     SECTION 4.05.    Supporting Documents................................  -23-
     SECTION 4.06.    Opinion of Counsel for the Borrowers and Guarantor..  -23-
     SECTION 4.07.    Approval of Counsel for the Bank....................  -23-
     SECTION 4.08.    Other Documents.....................................  -23-
     SECTION 4.09.    Additional Conditions to Each Loan..................  -24-
     SECTION 4.10.    Additional Conditions to Each Letter of Credit......  -24-
     SECTION 4.11.    Compliance..........................................  -25-
     SECTION 4.12.    Execution of Related Documents......................  -25-

           ARTICLE V AFFIRMATIVE COVENANTS OF EACH OF THE BORROWERS

     SECTION 5.01.    Corporate Existence.................................  -26-
     SECTION 5.02.    Payment of Debts....................................  -26-
     SECTION 5.03.    Accounts and Records................................  -26-
     SECTION 5.04.    Payment of Taxes and Claims.........................  -26-

     SECTION 5.05.    Compliance with Law.................................  -26-
     SECTION 5.06.    Contract and Lease Obligations......................  -27-
     SECTION 5.07.    Financial Statements................................  -27-
     SECTION 5.08.    Access to Books and Records.........................  -28-
     SECTION 5.09.    Notification of Event of Default....................  -28-
     SECTION 5.10.    Certificate of No Default...........................  -29-
     SECTION 5.11.    Notification of Litigation and Adverse Business
                      Development.........................................  -29-
     SECTION 5.12.    Environmental Matters...............................  -29-
     SECTION 5.13.    Compliance with ERISA...............................  -30-
     SECTION 5.14.    Federal Reserve Regulations, Etc....................  -30-
     SECTION 5.15.    Insurance...........................................  -30-
     SECTION 5.16.    Notification of Adverse Legal Development...........  -30-
     SECTION 5.17.    Conduct of Business.................................  -30-
     SECTION 5.18.    Further Assurances..................................  -30-
     SECTION 5.19.    Performance of Obligations..........................  -31-
     SECTION 5.20.    Separateness........................................  -31-
     SECTION 5.21.    New Significant Subsidiaries........................  -31-
     SECTION 5.22.    Use of Proceeds.....................................  -31-

               ARTICLE VI AFFIRMATIVE COVENANTS OF VISTANA, INC.

     SECTION 6.01.    Minimum Tangible Net Worth..........................  -32-
     SECTION 6.02.    Minimum Interest Coverage Ratio.....................  -32-
     SECTION 6.03.    Maximum Debt Service Coverage Ratio.................  -32-
     SECTION 6.04.    Maximum Debt/EBITDA Ratio...........................  -32-
     SECTION 6.05.    Maximum Debt/Capitalization Ratio...................  -32-
     SECTION 6.06.    Raw Land............................................  -33-

        ARTICLE VII AFFIRMATIVE COVENANTS OF VISTANA DEVELOPMENT, LTD.

     SECTION 7.01.    VDL Minimum Net Worth...............................  -34-
     SECTION 7.02.    VDL Minimum Net Earnings............................  -34-
     SECTION 7.03.    Subordinated Obligations............................  -34-

           ARTICLE VIII NEGATIVE COVENANTS OF EACH OF THE BORROWERS

     SECTION 8.01.    ERISA...............................................  -36-
     SECTION 8.02.    Merger, Dissolution.................................  -36-
     SECTION 8.03.    Sale, Etc...........................................  -37-
     SECTION 8.04.    Nature of Business..................................  -37-
     SECTION 8.05.    Liens and Encumbrances..............................  -37-
     SECTION 8.06.    Guarantees..........................................  -39-
     SECTION 8.07.    Sale of Receivables.................................  -39-
     SECTION 8.08.    Hazardous Substances................................  -39-
     SECTION 8.09.    Transactions With Affiliates........................  -39-
     SECTION 8.10.    Limitation on Restrictions on Subsidiary Dividends
                      and Other Distributions.............................  -39-
     SECTION 8.11.    Pari Passu Ranking..................................  -40-
     SECTION 8.12.    Indebtedness........................................  -40-

         ARTICLE IX EVENTS OF DEFAULT; REMEDIES; APPLICATION OF PROCEEDS

     SECTION 9.01.    Events of Default...................................  -42-
     SECTION 9.02.    Bank's Remedies.....................................  -43-
     SECTION 9.03.    Specific Performance................................  -44-
     SECTION 9.04.    Application of Proceeds.............................  -45-
     SECTION 9.05.    No Remedy Exclusive.................................  -45-

                             ARTICLE X MISCELLANEOUS

     SECTION 10.01.   Notices.............................................  -46-
     SECTION 10.02.   Survival............................................  -48-
     SECTION 10.03.   Expenses of the Bank................................  -48-
     SECTION 10.04.   Applicable Law......................................  -48-
     SECTION 10.05.   Amendments, Changes, Modifications and Waivers......  -48-
     SECTION 10.06.   Separability........................................  -49-
     SECTION 10.07.   Counterparts........................................  -49-
     SECTION 10.08.   Entire Agreement....................................  -49-

     SECTION 10.09.   Headings; Interpretation; Gender and Number.........  -49-
     SECTION 10.10.   Term................................................  -49-
     SECTION 10.11.   Successors and Assigns..............................  -50-
     SECTION 10.12.   Waiver of Counterclaim, Jury Trial..................  -50-
     SECTION 10.13.   Submission to Jurisdiction..........................  -50-
     SECTION 10.14.   Joint and Several Liability.........................  -51-
     SECTION 10.15.   Representation by Counsel...........................  -51-
     SECTION 10.16.   Summary Judgment....................................  -51-

                           [intentionally omitted]

     Schedule I   --  Subsidiaries of the Borrowers
     Schedule II  --  Items Not Reflected in Financial Statement ((S)3.04(b))
     Schedule III --  Pending or Threatened Actions, Proceedings or
                      Investigations ((S)3.03)
     Schedule IV  --  Disclosure Pursuant to Section 3.14
     Schedule V   --  Liens ((S)8.05(8))
     Schedule VI  --  Indebtedness ((S)8.12(a))
     Schedule VII --  Authorized Representatives
     Exhibit A    --  Form of Line of Credit Note
     Exhibit B    --  Form of Opinion of Counsel
     Exhibit C    --  Form of Application for Standby Letter of Credit
     Exhibit D    --  Form of Notice of Loan
     Exhibit E    --  Form of Letter of Credit
     Exhibit F    --  Form of Guaranty

          LINE OF CREDIT AGREEMENT dated as of November 1, 1997, among VISTANA, INC., a Florida corporation, VISTANA DEVELOPMENT, LTD., a Florida limited partnership, (each a "Borrower"; and together, the "Borrowers"), and the New York and Grand Cayman Branches of DRESDNER BANK AG (the "Bank"), a bank incorporated under the laws of the Federal Republic of Germany and licensed to operate a branch under the laws of the State of New York.

                                    RECITALS
                                    --------

          The Borrowers have applied to the Bank for a line of credit consisting of Loans and Letters of Credit for the purposes and in the amounts more particularly described herein. The Bank is willing to make such facility available to the Borrowers pursuant to this Agreement subject to the Commitment upon the terms and conditions hereinafter set forth.

          Accordingly, each of the Borrowers jointly and severally and the Bank hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1.01. Definitions. As used herein, the following words and terms shall have the meanings designated below (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Affiliate Lender" shall mean any shareholder, partner, or Affiliate of Development to whom Development owes indebtedness; provided, however, that the term Affiliate Lender shall not include any Guarantor.

          "Agreement" shall mean this Line of Credit Agreement including all Exhibits and Schedules, as the same may be supplemented, modified or amended from time to time in accordance with the terms hereof.

          "Applicable Interest Rate" shall mean an annual rate of interest equal to (a) the Base Rate or (b) LIBOR plus two hundred twenty-five (225) basis points, as selected by the applicable Borrower pursuant to this Agreement.

          "Application" shall have the meaning assigned to that term in Section
3.04 hereof.

          "Auditors" shall have the meaning assigned to that term in Section 5.07(b) hereof.

          "Authorized Representative" with respect to any Person means any individual designated in writing to the Bank and duly authorized by such Person to act on its behalf. As of the date of this Agreement, the Authorized Representatives of Borrower are as shown on Schedule VII hereto.

          "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City or Florida and whenever such day relates to a LIBOR Loan or notice with respect to any LIBOR Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

          "Base Rate" shall mean either: (i) the Prime Rate or (ii) the Federal Funds Rate plus fifty (50) basis points, as selected by the applicable Borrower pursuant to this Agreement.

          "Base Rate Loan" shall mean a Loan bearing interest at (i) the Prime Rate or (ii) the Federal Funds Rate plus fifty (50) basis points.

          "Borrower Loan Documents" shall have the meaning assigned to that term in Section 3.01 hereof.

          "Borrower's Account" shall mean demand deposit account entitled "Vistana, Inc." or demand deposit account entitled "Vistana Development, Ltd.", as the case may be, maintained by the Borrowers with the Bank.

          "Borrowing Date" shall mean the date upon which (i) any Loan is made by the Bank, or (ii) any Letter of Credit is issued by the Bank.

          "Business Day" shall mean any day except a Saturday, Sunday and any day which shall be in New York City a legal holiday or any other day on which banking institutions in the State are authorized by law or executive order to close.

          "Capitalization" shall mean the sum of Debt plus amounts shown on the Vistana consolidated financial statements as "equity".

          "Capitalization Ratio" shall mean the ratio of (a) Debt to (b) Capitalization for the most recently concluded Fiscal Quarter.

          "Closing" shall mean the closing of this Agreement on the Closing
Date.

          "Closing Date" shall mean the date on which this Agreement shall have been executed and delivered by all the parties hereto.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation, and any Treasury Regulations and administrative pronouncements promulgated, from time to time, thereunder.

          "Commitment" shall mean the obligation of the Bank to make available
(a) Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed the excess of (i) twenty million dollars ($20,000,000) over (ii) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (y) the aggregate unpaid Reimbursement Obligations of the Borrowers at such time in respect of any drawings under any Letters of Credit, plus (z) the aggregate Outstanding Balance of all Loans under this Agreement and
(b) Letters of Credit in an aggregate undrawn face amount not to exceed the excess of (i) twenty million dollars ($20,000,000) over (ii) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus
(y) the aggregate unpaid Reimbursement Obligations of the Borrowers at such time in respect of any drawings under any Letters of Credit, plus (z) the aggregate Outstanding Balance of all Loans under this Agreement.

          "Consolidated Net Income" shall mean the net income of Vistana and its Consolidated Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Vistana in accordance with GAAP.

          "Consolidated Tangible Net Worth" means Tangible Net Worth of Vistana and its Consolidated Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

          "Debt" shall mean the sum of the amounts shown on the consolidated financial statements of Vistana as "Notes and mortgages payable" plus known and identified contingent liabilities including but not limited to: (i) guaranteed obligations of non-consolidated entities, (ii) the aggregate undrawn amount of all Letters of Credit issued hereunder and (iii) unpaid Reimbursement Obligations hereunder; provided, however, that other than as specified in clauses (i), (ii) and (iii) above, contingent liabilities shall include only those contingent liabilities required to be disclosed in the footnotes to the consolidated financial statements of Vistana, prepared in accordance with GAAP, consistently applied.

          "Debt Ratio" shall mean the ratio of (a) Debt to (b) EBITDA, for the most recently concluded four (4) Fiscal Quarters.

          "Debt Service" shall mean Interest Expense plus any scheduled principal payments on "Notes and mortgages payable", as shown on the consolidated financial statements of Vistana; provided, however, that scheduled principal payments shall not include (i) principal payments made on receivables based debt and (ii) release payments on construction loans.

          "Debt Service Coverage Ratio" shall mean the ratio of (a) EBITDA to
(b) Debt Service, for the most recently concluded four (4) Fiscal Quarters.

          "Default Rate" shall mean the rate per annum equal to the Applicable Interest Rate plus two percent (2%).

          "Development" shall mean Vistana Development, Ltd.

          "Dollars" and the sign "$" mean lawful money of the United States of America.

          EBITDA: For any period, earnings (losses) before Interest Expense, taxes, depreciation and amortization.

          "Environmental Law" shall have the meaning assigned to that term in
Section 5.12(c) hereof.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Event of Default" shall mean any Event of Default set forth in
Article IX hereof.

          "Executive Officer" shall mean the Chairman of the Board, Chief Operating Officer, Chief Executive Officer, Chief Financial Officer, President, Treasurer or Controller of the Borrower, and if more than one such Person, each of them.

          "Federal Bankruptcy Code" shall mean Title 11 of the United States Code, as amended, or any successor legislation, and any regulations and administrative pronouncements promulgated from time to time thereunder.

          "Federal Funds Loan" shall mean a Loan funded at the Federal Funds Rate plus fifty (50) basis points.

          "Federal Funds Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

          "Fiscal Quarter" shall mean each of the three month periods ending on the last day of March, June, September and December of each year.

          "Fiscal Year" shall mean the twelve month period ending December 31 of each year.

          "Generally Accepted Accounting Principles" or "GAAP" shall have the meaning assigned to that term in Section 1.02 hereof.

          "Guarantor" shall mean as of the Closing Date, Points of Colorado, Inc.; together with any entity which is or becomes a Significant Subsidiary at any time after the Closing Date or their permitted successors.

          "Guaranty" shall mean each Guaranty, dated as of the date hereof, to the Bank from a Guarantor.

          "Hazardous Substance" shall have the meaning assigned to that term in
Section 5.12(c) hereof.

          "Indebtedness" shall mean all items which would properly be classified as liabilities (excluding accounts payable and accrued liabilities, compensation and benefits) in accordance with Generally Accepted Accounting Principles at the date Indebtedness is to be determined, including, without limitation but without duplication, the face amount of all outstanding Letters of Credit, all Reimbursement Obligations, the full principal amount of any guarantees of the obligations of any other Person, but not including capital stock, capital surplus, retained earnings, minority interests and valuation and contingency reserves.

          "Interest Coverage Ratio" shall mean the ratio of (a) EBITDA to (b) Interest Expense, for the most recently concluded four (4) Fiscal Quarters.

          "Interest Expense" shall mean for any period amounts shown as interest expense for such period on Vistana's consolidated statement of operations, determined in accordance with GAAP.

          "Interest Period" shall mean the period commencing on the date a Loan is made, and ending, as the Borrower may select pursuant to Section 2.04: (a) in the case of Base Rate Loans, 30 days thereafter; (b) in the case of LIBOR Loans, on the numerically corresponding day in the first, second or third calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

          "Knowledge" shall mean as to any natural person, the actual awareness of the fact, event or circumstance at issue or proper delivery of notification of such fact, event or circumstance at the place held out by such person as the place for receipt of such communications and, as to any Person that is not a natural Person, that (i) the fact, event or circumstance at issue is brought to the attention of a Responsible Officer or (ii) notice has been delivered to such Person in accordance with the provisions of this Agreement or any other Loan Document; provided, however, that each such Person that is not a natural person shall be deemed to have Knowledge of any fact, event or circumstance if such fact, event or circumstance should have been known or would have been brought to the attention of a Responsible Officer if the Person had exercised commercially reasonable due diligence.

          "Letter of Credit" shall have the meaning assigned to that term in
Section 2.13(a) hereof.

          "LIBOR" shall mean the rate per annum equal to the London interbank offered rate for U.S. dollar deposits determined by the Bank on the related LIBOR Determination Date pursuant to Section 2.17 for a period of time comparable to the number of days in the applicable Interest Period.

          "LIBOR Business Day" shall mean any day that is both a Banking Day and a day on which banking institutions in the City of London, England are not required or authorized by law to be closed.

          "LIBOR Determination Date" shall mean the second LIBOR Business Day prior to the first day of the applicable Interest Period.

          "LIBOR Loan" shall mean a Loan bearing interest at LIBOR.

          "Loan" shall mean each separate advance of funds pursuant to Section
2.01 of this Agreement by the Bank to a Borrower.

          "Loan Amount" shall mean, with respect to each Loan hereunder, the amount requested by the Borrower and approved by the Bank pursuant to Section 2.02(a) hereof.

          "Loan and Security Agreement" shall mean the Loan and Security Agreement, dated as of November 1, 1997, between the Bank and the Vistana Timeshare Mortgage Corp.

          "Loan Documents" shall mean, collectively, this Agreement, the Note, the Guaranty and all other documents executed by the Borrowers or the Guarantors in connection with this Agreement.

          "Loan Request" shall mean a written request for a Loan hereunder, consisting of a Notice of Loan together with all other documents required under
Section 4.09 hereof;

          "LOC Commission" shall mean an amount equal to the product of (x) the aggregate of the undrawn face amounts of all Letters of Credit issued hereunder and (y) two hundred twenty-five (225) basis points per annum.

          "LOC Fee" shall mean, with respect to each Letter of Credit issued, five hundred dollars ($500).

          "Material Adverse Effect" shall mean any set of circumstances or events which (a) has, or would reasonably be expected to have, any material adverse effect whatsoever upon the validity or enforceability of any Loan Document or the Note; (b) is, or would reasonably be expected to be, material and adverse to the condition (financial or otherwise) or business operations of any Borrower and Significant Subsidiary taken as a whole or constitute grounds for the revocation of any license, charter or permit material to the conduct of such Person's business; and a liability incurred outside the ordinary course of business of any Borrower or its respective Significant Subsidiary taken as a whole in the amount of $100,000 or more shall be deemed such a material and adverse effect unless such liability is (i) insured or (ii) satisfied within thirty (30) days; provided, that the satisfaction of such liability would not violate any other provision of this definition; (c) materially impairs, or could reasonably be expected to materially impair, the ability of any Borrower or Guarantor to perform its obligations under any of the Loan Documents; or (d) materially impairs, or would reasonably be expected to materially impair, the ability of the Bank to enforce any of the remedies set forth in any of the Loan Documents.

          "Maturity Date" shall mean November 30, 2000; provided, however, that on November 30th of each year commencing November 30, 1998, the Bank may (in its sole discretion), upon written request of the Borrowers, delivered not later than 45 days prior to the then current anniversary date, extend the Maturity Date for a period of one year.

          "Mortgage Loan" shall have the meaning assigned to such term in the Loan and Security Agreement.

          "Non-Utilization Fee" shall have the meaning set forth in Section 2.16 hereof.

          "Note" shall mean the Line of Credit Note made by the Borrowers pursuant to Section 2.02(b) hereof, payable to the order of the Bank in the form of Exhibit A hereto.

          "Notice of Loan" shall mean each notice of loan in the form of Exhibit D hereto delivered by applicable Borrower to the Bank.

          "Obligations" shall mean any and all of the obligations of the Borrowers (including, without limitation, Reimbursement Obligations) under this Agreement, each Letter of Credit issued hereunder, and any of the other Loan Documents.

          "Officer's Certificate" shall have the meaning assigned to that term in Section 4.03 hereof.

          "Outstanding Balance" shall mean on any date, the aggregate principal amount of Loans made on or prior to such date which has not been repaid on or prior to such date.

          "Partial GAAP" shall mean GAAP with the exception that such financial statements shall not contain consolidating and eliminating entries, disclosure or footnotes.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" shall mean any single employer or multi-employer plan as defined in Section 4001 of ERISA.

          "Prime Rate" shall mean, for any day, the prime commercial lending rate per annum of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.

          "Property" shall mean goods and merchandise and any and all documents relating thereto, securities, funds, choses in action, and any and all other forms of property, whether real, personal or mixed and any other right or interest therein.

          "Raw Land" shall mean any undeveloped real property owned by any Borrower for which such Borrower has not commenced development activities. A Borrower shall be considered to have commenced development activities if the Borrower has done any one or more of the following: (i) obtained project specific development financing, (ii) entered into a formal commitment for the development of such property, (iii) obtained a development permit for such property, or (iv) obtained completed architectural renderings of such property.

          "Real Property" shall have the meaning assigned to that term in
Section 5.12(a) hereof.

          "Reimbursement Obligations" shall include all charges, costs and expenses paid or incurred by the Bank in connection with drawings on the Letters of Credit, including fees and charges of external counsel.

          "Remedial Work" shall have the meaning assigned to that term in
Section 5.12(b) hereof.

          "Reportable Event" shall mean a Reportable Event as defined in section 4043(b) or 4063(a) of ERISA or the regulations promulgated thereunder, except for those Reportable Events for which the PBGC has waived notice.

          "Responsible Officer" shall mean the duly appointed chairman of the board, the president, chief operating officer, chief executive officer, chief financial officer, any executive vice president, any vice president, the treasurer, any assistant treasurer, controller, assistant controller, the secretary, or any assistant secretary of Vistana, the general partner of Development, and after the transfer described in Section 8.02 hereof, of Development.

          "State" shall mean the State of New York.

          "Significant Subsidiary" shall mean any Subsidiary that (A) is required to be included on Vistana's consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principles and either (B) has a Tangible Net Worth in excess of $2,000,000, measured from time to time as of the end of the most recently completed Fiscal Quarter or (C) owns directly or indirectly controlling interests in any entity that has a Tangible Net Worth in excess of $2,000,000, measured from time to time as of the end of each Fiscal Quarter. The term Significant Subsidiary shall (a) include any Significant Subsidiary that has at any time satisfied the requirements of this definition and executed a Guaranty but no longer has a Tangible Net Worth in excess of $2,000,000 and (b) exclude all business trusts and other entities used for the purposes of securitization of time share receivables, including, without limitation, Vistana Timeshare Mortgage Corp., as the borrower under the Warehouse Loan, and VTM Corp. created in connection therewith.

          "Subsidiary" shall mean, as to any Person, any corporation or other entity of which at least a majority of the securities (including shares arising out of other securities convertible, at the option of the holder, into shares of voting stock) or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person; provided, however, that the term Subsidiary shall not include Vistana WGV, Ltd. or Oak Plantation Joint Venture.

          "Tangible Net Worth" means total shareholders' equity as shown on the balance sheet of the entity in question (the balance sheet with regard to Vistana, Inc. shall be prepared on a consolidated basis) determined in accordance with GAAP with respect to either Borrower and determined in accordance with Partial GAAP with respect to any other entity minus (i) "capitalized fees", (ii) "covenant not to compete", (iii) unamortized "excess value over consideration", each as shown on the balance sheet of the entity in question (the balance sheet with regard to Vistana, Inc. shall be prepared on a consolidated basis) determined in accordance with GAAP with respect to either Borrower and determined in accordance with Partial GAAP with respect to any other entity, and (iv) any other intangible asset (excluding, however, customer mortgage receivables), determined in accordance with GAAP.

          "Telerate Page 3750" shall mean the page so designated on the Dow Jones Telerate Service or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying London interbank offered rates of major banks.

          "Timeshare Receivable Debt" shall mean at any date, Indebtedness of any Borrower which is secured by a pledge of one or more Mortgage Loans to the extent such Indebtedness does not exceed the principal amount of such Mortgage Loans.

          "Unused Commitment" shall mean, with respect to any day, the amount by which (x) 100% of the Commitment exceeds (y) the sum of (A) Outstanding Balance of all Loans, (B) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (C) the aggregate unpaid Reimbursement Obligations of the Borrowers at such time in respect of any drawings under any Letters of Credit.

          "Vacation Ownership Interest" shall have the meaning assigned to the term "Timeshare Interest" as such term is defined in the Loan and Security Agreement.

          "VDL Minimum Net Worth" shall mean a minimum net worth of $25,000,000 as shown on Development's interim financial statements, prepared in accordance with Development's current method of financial reporting and Development's year end financial statements prepared in accordance with GAAP.

          "VDL Minimum Net Earnings" shall mean pre-tax net income, not including depreciation and provisions for loan loss, of not less than 15% of gross revenue of Development (each as shown on the income statements of Development for the current Fiscal Quarter and the three (3) previous Fiscal Quarters, prepared in accordance with GAAP) and pre-tax net income of not less than 5.0% of gross revenue of Development (each as shown on the income statements of Development for the current Fiscal Quarter and the three (3) previous Fiscal Quarters, prepared in accordance with GAAP).

          "Vistana" shall mean Vistana, Inc.

          "Warehouse Loan" shall mean that certain loan evidenced by the Loan and Security Agreement.


          SECTION 1.02. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. "Generally Accepted Accounting Principles" or "GAAP" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, as in effect from time to time.

                                   ARTICLE II

                      THE LOANS AND THE LETTERS OF CREDIT

          SECTION 2.01. The Loans. Subject to the Commitment and the terms and conditions contained in this Agreement and provided that an Event of Default has not occurred and is not continuing, the Bank agrees to make Loans to the Borrowers from time to time and including the date hereof, but prior to the Maturity Date in principal amounts not less than $500,000 and in multiples of $100,000 in excess thereof and not to exceed the Unused Commitment. During such period, the Borrowers may use the Commitment by borrowing, repaying, prepaying and reborrowing, all in accordance with the terms and conditions of this Agreement.


          SECTION 2.02.  Notice of Borrowing, Note and Maturity.

          (a) When a Borrower desires to borrow hereunder, it shall give the Bank at least two (2) Business Days prior irrevocable written notice of its intention to borrow under this Article II by delivering to the Bank a Loan Request (which may be delivered via properly addressed facsimile transmission delivered by the requesting Borrower to the Bank), specifying the date of the proposed borrowing (which shall be a Business Day), the amount to be borrowed, which shall be not less than $500,000 or, if greater than $500,000 then in multiples of $100,000 in excess thereof, whether the Loan is to be funded at the Prime Rate, Federal Funds Rate or LIBOR, and if LIBOR, the Interest Period of such LIBOR Loan. Any Loan Request received after 12:00 noon Eastern Time on any Business Day shall be deemed to have been received by the Bank on the immediately succeeding Business Day. If the Bank's computation of the Loan Amount of any Loan shall conflict with the Borrower's computation thereof set forth in the Loan Request or if the Bank shall disapprove of any of the documents submitted by the requesting Borrower with the Loan Request for any reason, then the Bank shall promptly inform an Authorized Representative of the requesting Borrower by telephonic notice of the Bank's reasons for disapproval. Such disapproval shall not prohibit resubmission of a corrected Loan Request.

          (b) The Loans shall be evidenced by the Note. The Note shall be dated the date set forth in Exhibit A hereto, shall be payable to the order of the Bank in the principal amount of twenty million dollars ($20,000,000) or the aggregate unpaid principal amount of all Loans made to the Borrowers by the Bank as shown on the grid annexed to the Note, whichever is less, and shall be payable on the Maturity Date. The date of each borrowing, the principal amount thereof, and the aggregate principal amount of Loans outstanding thereunder shall be recorded by the Bank on the schedule attached to the Note; provided, however, that the failure of the Bank to record any such information shall not affect the obligations of the Borrowers hereunder or under the Note. The aggregate unpaid principal amount of Loans set forth on such schedule shall be presumptive evidence of the principal amount owing and unpaid thereon.

          (c) Each Loan shall be made at the Bank's office at 75 Wall Street, New York, New York 10005, not later than the close of business on the second Business Day after receipt and acceptance of the Loan Request with respect to such Loan, by the Bank's crediting the requesting Borrower's Account or by wire to the account designated by such Borrower, in each case in the principal amount thereof.

          (d) No more than six (6) Loans of all types and six (6) Letters of Credit may be outstanding at any one time.

          SECTION 2.03. Interest on Loans. Each Loan shall bear interest at the Applicable Interest Rate for the applicable Interest Period from and including the date such Loan is made to but not including the date such Loan is repaid. Notwithstanding the foregoing, upon the earlier to occur of (i) an Event of Default, and (ii) the Maturity Date, the Outstanding Balance of each Loan shall bear interest at the applicable Default Rate.

          SECTION 2.04. Interest Periods. In the case of each LIBOR Loan, the requesting Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (a) no Interest Period may extend beyond the Maturity Date; (b) no Interest Period for a LIBOR Loan shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; and (c) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next

Banking Day, unless, in the case of a LIBOR Loan, such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day.

          SECTION 2.05. Interest Payments. Accrued interest shall be due and payable (i) monthly in arrears with respect to Base Rate Loans on the last day of each month, commencing November 30, 1997 and (ii) on the last day of the Interest Period with respect to LIBOR Loans; provided that any interest which accrues at the Default Rate shall be due and payable from time to time on demand of the Bank.

          SECTION 2.06. Repayment of Principal. On the Maturity Date, the Borrowers shall pay the entire unpaid Outstanding Balance together with all interest accrued thereon and all other sums due hereunder.

          SECTION 2.07. Optional Prepayment; Breakage Costs. (a) At its option, and upon not less than two (2) Business Days' prior written notice (which may be delivered via properly addressed facsimile transmission delivered by the respective Borrower to the Bank), any one or more Borrowers may prepay the Outstanding Balance of any Loan (as designated by the applicable Borrower) in whole at any time, or in part from time to time in a minimum amount of $500,000, or, if greater than $500,000 then in multiples of $100,000 in excess thereof, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a LIBOR Loan made prior to the expiration of the applicable Interest Period shall be made together with such additional amounts, if any, as are due pursuant to Section 2.07(b) hereof.

          (b) If any Borrower fails to borrow after irrevocable notice has been given, or if any payment or prepayment of any LIBOR Loan, whether resulting from acceleration or required or permitted by any provision of this Agreement, is made or deemed made on a day other than the last day of its related Interest Period, then such Borrower will pay to the Bank, upon demand, any loss, premium, penalty or expense (not including lost profits) incurred by the Bank in liquidating obligations to fund the prepaid Loan or in reinvesting the amount so prepaid from the date of prepayment until the stated maturity of the prepaid Loan; provided, however, that if the Bank shall incur such costs or receive income from a cancellation with respect to more than one such Loan, only the net amount of such costs (after application of such income) shall be payable to the Bank. Amounts prepaid may be reborrowed provided that the aggregate amount of all outstanding Loans shall at no time exceed the Commitment.

          SECTION 2.08.  Manner of Payment.   Each payment and prepayment of
principal of the Note and each payment of interest on the Note shall be made by wire transfer to the account designated by the Bank to the Borrowers not later than 2:00 p.m., Eastern Time, on the date on which payable.

          SECTION 2.09. Payments Generally. All payments under this Agreement or the Note shall be made in lawful money of the United States, in immediately available funds.

          SECTION 2.10. Extension of Maturity. Should any installment of interest or principal become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and, in the case of principal, shall be payable with interest accrued to such date.

          SECTION 2.11. Late Payment Penalties. The Borrowers shall pay a penalty on (i) any interest payment due under the Note, (ii) any LOC Commission and (iii) any LOC Fee which is not received by the Bank within five (5) days after the date when the same is due, in an amount equal to five percent (5%) of the amount of such overdue payment.

          SECTION 2.12.  Computation of Interest and LOC Commission.

          (a) Interest on the Note shall be computed (i) with respect to LIBOR Loans, on the basis of a 360 day year, and paid for the actual number of days elapsed and (ii) with respect to Base Rate Loans on the basis of a 365 or 366 day year, as the case may be, and paid for the actual number of days elapsed.

          (b) The LOC Commission shall be computed on the basis of a 365 or 366 day year, as the case may be, and shall be due and payable monthly in arrears commencing the last day of the first month in which a Letter of Credit is Issued and the last day of each succeeding month in which a Letter of Credit is Outstanding based on the actual number of days elapsed.

          SECTION 2.13.  The Letters of Credit.

          (a) Subject to the Commitment and the terms and conditions set forth in this Agreement, and provided that no Event of Default has occurred and is continuing, the Bank agrees to issue commercial standby letters of credit each of which shall be in an amount not less than $100,000 (each, a "Letter of Credit") from time to time prior to the Maturity Date. Each such Letter of Credit issued pursuant hereto shall be issued only for the account of either Borrower but may be issued for the benefit of any escrow agent or other named beneficiary named therein. Letters of Credit issued hereunder may be used for any one or more of the following purposes: (i) to ensure the application or return of initial deposits or additional deposits previously paid by purchasers of Vacation Ownership Interests to a Borrower or an Affiliate of a Borrower and held in escrow in connection with the purchase of such Vacation Ownership Interest from a Borrower or an Affiliate of a Borrower and (ii) for other corporate purposes normal and incidental to the conduct of any Borrower's business. The maximum amount of all Letters of Credit which can be issued hereunder shall not exceed the excess of (A) Twenty Million ($20,000,000) Dollars over (B) the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid Reimbursement Obligations of the Borrowers at such time in respect of any drawings under any Letters of Credit, plus (iii) the Outstanding Balance of all Loans. No more than six (6) Letters of Credit may be outstanding at any one time.

          (b) When a Borrower desires to request the issuance of a Letter of Credit hereunder, it shall give the Bank not less than two (2) Business Days prior irrevocable written notice of such request, specifying the face amount of the requested Letter of Credit and the name and address of the beneficiary thereof. The Bank shall issue such Letter of Credit within two (2) Business Days after receipt and acceptance of such notice. The form of such request for a Letter of Credit is attached hereto as Exhibit C.

          (c) The requesting Borrower shall pay on account of each Letter of Credit (i) the LOC Fee at the time such Letter of Credit is issued and (ii) the LOC Commission, if any, monthly in arrears on the last day of each month, commencing on the last day of the first month in which a Letter of Credit is issued.

          (d) Each Borrower shall pay within two (2) Business Days after receipt of written demand of all sums (including, without limitation, principal, interest, penalties and premiums) which shall become due hereunder, with respect to Reimbursement Obligations.

          (e) The terms and conditions of each Letter of Credit issued hereunder shall be specified in such Letter of Credit, the form of which is attached hereto as Exhibit E and shall contain such conditions precedent to draw and transfer as the Bank and Borrower shall mutually agree, if any. Each Letter of Credit shall expire, pursuant to its terms, not less than twenty (20) Business Days prior to the Maturity Date.

          SECTION 2.14. Payments by Bank under Letters of Credit. After the payment by the Bank to a beneficiary on account of a draw on a Letter of Credit, the Bank shall give notice to the applicable Borrower and such payment shall, for all purposes be treated as a Loan hereunder from the date of such payment; provided, however, that the Bank shall use reasonable efforts to give such notice to the applicable Borrower prior to payment thereof by the Bank and if the Borrower on whose behalf the Letter of Credit is so paid has not selected the type of Loan (Base Rate or LIBOR and the appropriate Interest Period) by 5:00 p.m. on the date of such payment, the applicable Borrower shall be deemed to have selected a LIBOR Loan and an Interest Period of thirty (30) days; provided, further, that any failure to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of such treatment.

          SECTION 2.15. Illegality, Increased Cost, Capital Adequacy. In the event that the Bank shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy adopted after the date hereof, or any change therein adopted after the date hereof, or any change adopted after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) with any request or directive adopted after the date hereof regarding capital adequacy

(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then, from time to time, the Borrowers in their sole discretion shall either (i) pay upon demand to the Bank such additional amount or amounts as will compensate the Bank for such reduction or (ii) repay the Bank all Obligations hereunder upon 90 days notice delivered to the Borrowers. In determining such amount or amounts, the Bank may use any reasonable averaging and attribution methods. The protection of this Section 2.15 shall be available to the Bank regard less of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed. The obligations of the Borrowers under this
Section 2.15 incurred prior to the date of termination of this Agreement shall survive termination of this Agreement and payment of the Note.

          SECTION 2.16. Non-Utilization Fees. A Non-Utilization Fee (the "Non-Utilization Fee") shall accrue on the daily average Unused Commitment for the period from and including the Closing Date to the Maturity Date at a rate per annum equal to 0.375% calculated on the basis of a 365 or 366 day year, as the case may be, for the actual number of days elapsed. The accrued Non-Utilization Fee shall be due and payable monthly in arrears commencing on November 30, 1997 and on the last day of each succeeding month and immediately upon any termination of the Commitment by written notice by any Borrower to the Bank.

          SECTION 2.17.  Determination of LIBOR.   On each LIBOR Determination
Date, the Bank shall calculate LIBOR for the related Interest Period using the following method. If the offered rate for United States dollar deposits for one, two or three months (as applicable and as selected by the applicable Borrower pursuant to Section 2.04 hereof) appears on Telerate Page 3750 as of 11:00 A.M., London Time, on such LIBOR Determination Date, LIBOR for the related Interest Period shall be such rate as it appears on Telerate Page 3750. If such rate does not appear on Telerate Page 3750 on any LIBOR Determination Date, the Bank will request each of the reference banks (which shall be major banks that are engaged in transactions in the London interbank market selected by the Bank) to provide the Bank with its offered quotation for United

States dollar deposits for one, two or three months (as applicable) to prime banks in the London interbank market as of 11:00 A.M., London time, on such date. If at least two reference banks provide the Bank with such offered quotations, LIBOR on such date will be the arithmetic mean, rounded upwards, if necessary, to the nearest one-sixteenth (1/16) of 1% of the offered per annum rates that one or more leading banks in the City of New York selected by the Bank are quoting as of 11:00 A.M., New York City time, on such date to leading European banks for United States dollar deposits for one, two or three months (as applicable). If such banks in the City of New York are not quoting as provided above, LIBOR for such date will be as determined by the Bank using such method as it shall deem reasonable under the circumstances. The establishment of LIBOR by the Bank in the absence of manifest error, shall be final and binding.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

    Each of the Borrowers hereby represents and warrants to the Bank that:

          SECTION 3.01. Organization; Power; Authorization. Each Borrower, and each Significant Subsidiary of each Borrower, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and is duly qualified to transact business in each state where the character of its properties or the nature of the business conducted by it makes such qualification necessary, except where failure to do so would not have a Material Adverse Effect. Each Borrower has the power, authority, franchises and licenses to borrow hereunder and has the power, authority, franchises and licenses (a) to own its Property and assets and to carry on and conduct its business except where failure to do so would not have a Material Adverse Effect and (b) to execute and deliver this Agreement, the Note, and all other Loan Documents to which it is a party (the "Borrower Loan Documents") and to perform each and every one of its obligations hereunder and thereunder. Each Significant Subsidiary of each Borrower has the power, authority, franchises and licenses to own its properties and assets and to carry on and conduct its business, except where failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrowers of this Agreement, the Note and each of the other Borrower Loan Documents have been duly authorized by all requisite action.

          SECTION 3.02. No Conflict with, Violation of or Default under Laws or other Agreements. Neither the execution or delivery of this Agreement or any other Borrower Loan Document, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance with or performance of the terms and conditions of this Agreement or any other Borrower Loan Document by any Borrower (a) is prevented or limited by, conflicts with, or will result in the breach or violation of, or a default under the terms, conditions or provisions of (and with respect to any Borrowing Date after the Closing Date, where such breach, violation or default would have a Material Adverse Effect)
(i) any mortgage, security agreement, lease, indenture, evidence of indebtedness, loan or financing agreement, partnership agreement, certif-icate of incorporation, by-laws or other agreement or instrument to which any Borrower or any of its respective Subsidiaries is a party or by which it is bound or (ii) any provision of law, any order of any court or administrative agency or any rule or regulation applicable to any Borro wer or any of its respective Subsidiaries or their respective businesses; (b) requires any conse nt or approval of any of the stockholders, partners or members of any Borrower or any of its respective Subsidiaries which has not been obtained; or (c) will result in the creation or imposition of any lien, upon or with respect to any assets now owned or hereafter acquired by any Borrower or any of its respective Subsidiaries. Neither of the Borrowers nor any Signifi cant Subsidiary of any Borrower is in default beyond any applicable grace period under, or in violation of, any of its obligations under any contract, agreement or undertaking to which it is a party or by which it is bound where such default would have a Material Adverse Effect.

          SECTION 3.03.  Litigation; Official Approvals.  Except as shown on
Schedule III hereto, there is no action, proceeding or investigation pending or threatened against any Borrower or any Significant Subsidiary of any Borrower before any court or administrative agency that if adversely determined would (i) in any case or in the aggregate have a Material Adverse Effect on its ability to perform its obligations under the Borrower Loan Documents or the other Loan Documents, (ii) involve the possibility of any judgment or liability which is uninsured in an amount that would have a Material Adverse Effect, (iii) affect the enforceability of the Borrower Loan Documents; or (iv) have a Material Adverse Effect on any Borrower or any of its respective Significant Subsidiaries. All authorizations, consents and approvals of govern mental bodies and agencies required in connection with the execution and delivery of the Borrower Loan Documents and the performance by each of the Borrowers of their respective obligations hereunder and thereunder have been obtained.

          SECTION 3.04. Information and Financial Data Accurate; Financial Statements; No Adverse Changes. (a) All information and financial and other data delivered to the Bank by any Borrower or Guarantor in connection with or as an inducement to the Bank to enter into this Agreement and the transactions contemplated hereby (collectively, the "Application") relating to each of the Borrowers and each of their respective Subsidiaries, is true, correct and compl ete as of the Closing Date and no information has been omitted therefrom which would make the Application misleading in any material respect. The financial statements of the Borrowers and the Guarantors dated December 31, 1996, June 30, 1997 and September 30, 1997 included in the Application or otherwise supplied to the Bank (a) present fairly the financial position of each Borrower as at their respective dates and the results of operations and cash flows for the periods to which they apply and
(b) with respect to the financial statements of Borrowers for any Fiscal Year have been prepared in conformity with Generally Accepted Accounting Principles and with respect to Guarantors have been prepared in accordance with Partial GAAP, each applied on a consistent basis throughout the periods involved. Since September 30, 1997, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, business, property or operations of the Borrowers or any of their Significant Subsidiaries. The financial statements referred to in Section 4.05(d)-(e) hereof accurately reflect the financial position of each Borrower as of the date thereof and there has been no change since the date thereof which would have a material adverse effect on each of the Borrowers or any of their respective Significant Subsidiaries.

          (b) Except as fully reflected on the financial statements referred to in 3.04(a), there will be as of the Closing Date no liabilities or obligations with respect to any Borrower or any of its respective Significant Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to the Borrowers or to the Borrowers and their respective Significant Subsidiaries taken as a whole. Except as set forth in Schedule II, as of the Closing Date the Borrowers have no Knowledge of any basis for the assertion against the Borrowers or any of their respective Significant Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements referred to in Section 3.04(a) which, either individually or in the aggregate, could have a Material Adverse Effect on any Borrower.

          SECTION 3.05. Title to Assets. Each of the Borrowers and each of their respective Significant Subsidiaries has good and marketable title to its Property and assets, including the properties and assets reflected in the financial statements referred to above. Such properties and assets are not subject to any mortgage, pledge, lien, lease, encumbrance or charge, except those expressly permitted under the terms of this Agreement or as are disclosed in the consolidated financial statements of Vistana, Inc. or would not have a Material Adverse Effect.

          SECTION 3.06. Taxes. With respect to all taxable periods of the Borrowers, each of the Borrowers and each of their Significant Subsidiaries has filed (or has requested extensions of the time within which to file) returns for all federal, state, local and other taxes which are required to be filed except where failure to file would not have a Material Adverse Effect, and taxes shown to be due and payable on such filed returns have been paid or have been reserved against as required by Generally Accepted Accounting Principles, and each Borrower knows of no currently due and payable assessment against it or against any of its Subsidiaries which is unpaid and where failure to pay would have a Material Adverse Effect. All of such returns are true, correct and complete in all material respects.

          SECTION 3.07. Agreements Legal, Valid, Binding and Enforceable. This Agreement, the Note and the other Borrower Loan Documents have been duly executed and delivered by, and are the legal, valid and binding obligations of, each of the Borrowers, enforceable against each of the Borrowers in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of the creditors' rights generally and by gener al equitable principles (regardless of whether the issue of enforceability is considered in a preceding in equity or at law).

          SECTION 3.08. No Untrue Statements. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrowers in writin g to the Bank (including without limitation the representations, statements and warranties of each Borrower set forth in this Agreement and the other Borrower Loan Documents) in all material respects (a) are true, correct and complete, (b) do not contain any untrue statement of a material fact, and (c) do not omit to state a material fact necessary in order to make the statements con tained herein or therein not misleading or incomplete. Each Borrower understands that all such statements, representations and warranties have been relied upon as an inducement by the Bank to enter into this Agreement and the transactions contemplated hereby.

          SECTION 3.09. Employee Benefit Plans. The Borrowers and each of their respective Subsidiaries are in compliance in all material respects with the applicable provisions of

ERISA and the regulations and published interpretations thereunder, and neither the Borrowers nor any of their respective Subsidiaries have received, and the Borrowers have no reason to believe that it or any of their respective Subsidiaries will receive, any notification of non-compliance thereunder. No Reportable Event has occurred with respect to any Plan administered by the Borrowers or any of their respective Subsidiaries or any administrator designated by the Borrowers or any of their respective Subsidiaries. With respect to each Plan: (i) the Borrowers and each of their respective Subsidiaries have made all payments due from them to date, and all amounts properly accrued to date as liabilities of the Borrowers and each of their respective Subsidiaries, which have not been paid, have been properly recorded on the books of the Borrowers and each of their respective Subsidiaries; (ii) no such Plan which is subject to section 302 of ERISA or section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in either such section), whether or not waived; (iii) the Borrowers and each of their respective Subsidiaries have complied with and each such Plan conforms to all applicable laws and regulations, including but not limited to ERISA and the Code; (iv) each such Plan which is a pension plan intended to qualify under section 401(a) or 403(a) of the Code has received a favorable determination letter form the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under section 501(a) of the Code and nothing has occurred since the date of such letter that would adversely affect such qualification or exemption; and (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Borrowers, threatened with respect to any Plan or against the assets of any Plan. Neither the Borrowers nor any of their respective Subsidiaries nor any Plan administered by the Borrowers or any of their respective Subsidiaries have engaged in any Prohibited Transaction within the meaning of section 405 of ERISA and section 4970 of the Code for which the Borrowers or any of its Subsidiaries may incur liability.

          SECTION 3.10. Use of Proceeds. Neither the Borrowers nor any of their respective Subsidiaries is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). If requested by the Bank, the Borrowers and each of their respective Subsidiaries will furnish to the Bank a statement on Federal Reserve Form U-1.

          SECTION 3.11. Subsidiaries. The Borrowers have no Subsidiaries other than as set forth on Schedule I hereto. Schedule I is a complete and accurate list of the Subsidiaries of the Borrowers, if any, showing the jurisdiction of incorporation or formation of each Subsidiary, the percentage of each Borrower's ownership of the outstanding stock or other interest of each such Subsidiary and the jurisdiction of such Subsidiary's headquarters/chief executive office. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by each Borrower free and clear of all liens.

          SECTION 3.12. Compliance. Neither the Borrowers nor any of their respective Significant Subsidiaries is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official or, to the knowledge of the Borrowers, in violation of any law (including, without limitation, any Environmental Law), statute, rule or regulation to which it or its properties is or are subject in either case, where the default would have a Material Adverse Effect. Neither the Borrowers nor any of their respective Significant Subsidiaries is in default beyond any applicable grace period in the payment or performance of any of its obligations or in the performance of any mortgage, indenture, lease, contract or other agreement to which it is a party or by which it or any of its assets or properties are bound where such default would have a Material Adverse Effect.

          SECTION 3.13. Burdensome Obligations. Neither the Borrowers nor any of their respective Subsidiaries is a party to or bound by any franchise, agreement, deed, lease or other instrument, or subject to any charter, by-law or other restriction not customary in the timeshare or hospitality industry which is so unusual or burdensome that it will have a Material Adverse Effect on any Borrower. Neither the Borrowers nor any of their respective Subsidiaries have any obligation of any kind (to the Borrower's Knowledge whether fixed, accrued, contingent, unmatured or otherwise) that will have a Material Adverse Effect on any Borrower. The Borrowers do not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to have a Material Adverse Effect on the Borrowers or any of their respective Significant Subsidiaries.

          SECTION 3.14.  Trademarks, Patents, etc.  Except as disclosed in
Schedule IV, the Borrowers and each Subsidiary of the Borrowers have the legal right to use all the trademarks, trade names, copyrights, licenses, or rights in any thereof, adequate in all material respects for the conduct of its business as now conducted and presently proposed to be conducted, without conflict with the rights or claimed rights of others, except where such conflict or claim would not have a Material Adverse Effect. Neither the Borrowers nor any of their respective Subsidiaries within the four year period preceding the date hereof have received any notice of any deemed rights of others with respect to the foregoing which is inconsistent with a Borrower's or Subsidiary's use thereof and which would have a Material Adverse Effect.

          SECTION 3.15. Labor Matters. Neither the Borrowers nor any of their respective Significant Subsidiaries have experienced any strike, labor dispute, slowdown or work stoppage due to labor disagreements which would have a Material Adverse Effect on either Borrower or such Significant Subsidiary's business or condition, financial or otherwise, and, to the best knowledge of the Borrowers, there is no such strike, dispute, slowdown or work stoppage threatened against any Borrower or any of its respective Significant Subsidiaries.

          SECTION 3.16. Investment Company Act. Neither of the Borrowers nor any of their respective Significant Subsidiaries are "investment companies" within the meaning of the United States Investment Company Act of 1940.

                                  ARTICLE IV

                             CONDITIONS OF LENDING

          The obligation of the Bank to make Loans hereunder and to issue Letters of Credit hereunder is subject to execution and delivery to the Bank of this Agreement, the Note, the Guaranty and each other Loan Document, and with respect to Loans made and Letters of Credit issued on the Closing Date to fulfillment of and compliance with all of the conditions precedent contained in this Article and with respect to Loans made and Letters of Credit issued on any Borrowing Date thereafter to the fulfillment of and compliance with Sections 4.08, 4.09 and 4.10.

          SECTION 4.01. Representations and Warranties. The representations and warranties set forth in Article III hereof shall be true and correct on and as of the Closing Date and each Borrowing Date, with the same effect as though each such representation and warranty had been made on and as of each such date in all material respects, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments thereto as a result of any written disclosures made by the applicable Borrower to Bank after the date hereof and approved in writing by Bank.

          SECTION 4.02. No Default. On the Closing Date and on each Borrowing Date, the Borrowers and each of their respective Significant Subsidiaries shall be in compliance with all the terms and provisions set forth herein and under all other Loan Documents on their respective parts to be observed or performed and no Event of Default specified in Article IX hereof, nor any event of which any Borrower has Knowledge which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred and be continuing as of the Closing Date or such Borrowing Date.

          SECTION 4.03. Officer's Certificate. On the Closing Date and on each Borrowing Date, the Bank shall have received a certificate in the form attached hereto as Exhibit D-2, dated such date, and signed by an Executive Officer of the applicable Borrower to the effect that such Borrower is in compliance with the conditions precedent set forth in Sections 4.01, 4.02 and 4.04 (an "Officer's Certificate").

          SECTION 4.04. Litigation. On the Closing Date and on each Borrowing Date, there shall be no action, suit, arbitration or other proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, arbitrator or arbitral body, pending against any Borrower or any of their respective Significant Subsidiaries, of which any Borrower has otherwise received official notice or, which to the Knowledge of any Borrower, is threatened against such Person, wherein any other Person is challenging any of the transactions contemplated by this Agreement or any of the other Loan Documents or wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on the ability of any Borrower or any of its respective Significant Subsidiaries to perform their respective obligations under the Loan Documents to which they are a party.

          SECTION 4.05. Supporting Documents. Prior to the Closing Date, the Bank shall have received (a) copies of the Certificate of Incorporation or other organizational document of each Borrower and the organizational document of each Guarantor, as amended, certified by the Secretary of State of its jurisdiction of incorporation or formation; (b) a certificate of the Secretary of State of its jurisdiction of incorporation or formation, and the Secretary of State of each other state in which such Borrower or Guarantor is transacting any material amount business as to the good standing of such Borrower and each Guarantor in those respective states, each dated a recent date; (c) a certificate of an Authorized Representative of each Borrower and Guarantor dated the Closing Date and certifying (i) that (A) attached thereto is a copy of the By-laws, partnership agreement or operating agreement of such Borrower or Guarantor in existence as of the date of such certificate and since the day before the date of the resolutions or other authorization referenced in clause (ii) below, and
(B) there have been no amendments to the Certificate of Incorporation or other organizational document of such Borrower since the date of the last amendment thereto indicated on the certificates of the Secretary of State furnished pursuant to clause (a) above; (ii) that attached thereto is a true and complete copy of resolutions or other authorization adopted by the Board of Directors or other governing body of such Borrower and Guarantor authorizing the execution and delivery of the Loan Documents executed by such Borrower or Guarantor; (iii) that attached thereto is the incumbency and specimen signature of the Authorized Representative of such Borrower and Guarantor executing the respective Loan Documents executed by such Borrower or Guarantor and any other documents and instruments furnished pursuant hereto or thereto and a certification by another officer of such Borrower or Guarantor as to the incumbency and signature of the Authorized Representative of each Borrower or Guarantor; (d) the audited annual financial statements for the Borrowers (and Guarantors, if separately shown, prepared in accordance with Partial GAAP) for the Fiscal Year ending December 31, 1996 and (e) quarterly financial statements of the Borrowers (and Guarantors, if separately shown, prepared in accordance with Partial GAAP) for the Fiscal Quarter ending June 30, 1997 and the quarterly financial statements for the most recent Fiscal Quarter thereafter, if available.

          SECTION 4.06. Opinion of Counsel for the Borrowers and Guarantor. On the Closing Date, the Bank shall have received the favorable written opinion of counsel to the Borrowers and Guarantor, dated the Closing Date, substantially in the form annexed hereto as Exhibit B.

          SECTION 4.07. Approval of Counsel for the Bank. All legal matters incident to this Agreement shall be satisfactory to the Bank and its counsel, and the Borrowers shall have paid the fees and expenses of counsel to the Bank incurred in connection with the preparation, negotiation and execution of the Loan Documents and the transactions contemplated by this Agreement.

          SECTION 4.08. Other Documents. On or prior to the Closing Date and each Borrowing Date, the Bank shall have received any additional documents, affidavits, certificates reports, statements, opinions of counsel, wiring instructions, confirmation of billing addresses and taxpayer identification numbers, documents or further information regarding this Agreement, any Loan, or the Note or the business, assets, liabilities, financial condition, results of operations or business prospects of any Borrower, any Guarantor or any other Person as it may reasonably require, including evidence satisfactory to the Bank that all federal and state statutes, regulations, rules and orders, applicable to the Bank, have been complied with in connection with its execution and delivery of this Agreement and the other Loan Documents and the performance of the obligations thereunder.

          SECTION 4.09. Additional Conditions to Each Loan. Not less than two
(2) Business Days prior to the making of each Loan hereunder the Bank shall have received, in each case in form and substance satisfactory to the Bank and its counsel:

          (a) A Notice of Loan;

          (b) An Officer's Certificate dated as of the date of such Loan
              Request;

          (c) The Guaranty, substantially in the form of Exhibit F hereto, by each Significant Subsidiary which has become a Significant Subsidiary after the Closing Date and an opinion of Counsel, substantially in the form of Exhibit B hereto, with respect to such Guarantor and Guaranty; provided , however, that each Significant Subsidiary shall not be required to re-execute such Guaranty or provide such opinion with each subsequent Loan; and

          (d) Such other information or documentation as the Bank may reasonably request in connection with such requested Loan.

          Each Loan Request shall constitute a representation and warranty by the applicable Borrower made as of the time of the making of the requested Loan that the conditions specified herein have been fulfilled as of such time.

          SECTION 4.10. Additional Conditions to Each Letter of Credit. Not less than two (2) Business Days prior to the issuance of each Letter of Credit, the Bank shall have received, in each case in form and substance satisfactory to the Bank and its counsel:

          (a) An Officer's Certificate dated as of the date of such request for a Letter of Credit;

          (b) Payment of the LOC Fee, any due and unpaid Reimbursement Obligations and any due and unpaid LOC Commission;

          (c) The Guaranty, substantially in the form of Exhibit F hereto, by each Significant Subsidiary which has become a Significant Subsidiary after the Closing Date and an opinion of Counsel, substantially in the form of Exhibit B hereto, with respect to such Guarantor and Guaranty; provided, however, that each Significant Subsidiary shall not be required to re-execute such Guaranty or provide such opinion with each subsequent issuance of a Letter of Credit; and

          (d) Such other information or documentation as the Bank may reasonably request in connection with the issuance of such Letter of Credit.

          Each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the applicable Borrower made as of the time of the request for the issuance of a Letter of Credit that the conditions specified herein have been fulfilled as of such time.

          SECTION 4.11. Compliance. As soon as available, and in any event within fifteen (15) days after the required filing date of each Quarterly Report on Form 10-Q, each Borrower shall, commencing with the Quarterly Report for the Fiscal Quarter beginning on October 1, 1997, deliver to the Bank: (i) an Officer's Certificate and (ii) a certificate of a Responsible Officer certifying that, as of the end of the preceding Fiscal Quarter, such Borrower is in compliance with the covenants set forth in Article VI and Article VII hereof, as applicable, and showing the calculations involved in the determination thereof.

          SECTION 4.12. Execution of Related Documents. On or prior to the Closing Date, the Loan and Security Agreement shall have been executed and delivered to the Bank.

                                   ARTICLE V

                AFFIRMATIVE COVENANTS OF EACH OF THE BORROWERS

          Each Borrower covenants and agrees that, unless the Bank otherwise consents in writing, so long as this Agreement shall remain in effect or the Note, any Letter of Credit, any Reimbursement Obligation, or any of the other Obligations shall be outstanding, each Borrower shall, and shall cause each of its respective Significant Subsidiaries to:

          SECTION 5.01. Corporate Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply with all laws applicable to it and at all times be qualified to do business in the jurisdictions where it is required to be so qualified, except where failure to comply would not have a Material Adverse Effect and except as provided in Section 8.02 hereof with respect to Development.

          SECTION 5.02. Payment of Debts. Pay its debts, liabilities and obligations when due, except those which are contested in good faith by it and for which it has maintained adequate reserves reasonably satisfactory to the Bank, provided that such contest shall not result in a lien being placed on any of its assets in excess of the amount reserved or result in such assets or any part thereof being subject to imminent forfeiture.

          SECTION 5.03. Accounts and Records. Keep and maintain full and accurate accounts and records in accordance with Generally Accepted Accounting Principles, consistently applied; provided, however, that with respect to any Subsidiary, such Subsidiary shall keep and maintain full and accurate accounts and records consistently applied.

          SECTION 5.04. Payment of Taxes and Claims. Prepare and timely file all federal, state and local tax returns required to be filed by it and pay and discharge all taxes, assessments and other governmental charges or levies imposed upon it or in respect of any of its property and assets as and when they become due and payable, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a lien or charge upon its property and assets or any part thereof, except
(i) where failure to timely file or pay would not have a Material Adverse Effect and (ii) except those which are contested in good faith by it and for which it has maintained adequate reserves satisfactory to the Bank; provided that such contest shall not result in a lien being placed on its Property in excess of the amount reserved or any part thereof being subject to imminent forfeiture. Each Borrower and each of its respective Significant Subsidiaries shall establish, to the extent necessary, reserves which are reasonably believed by the Auditors to be adequate for the payment of additional taxes for years which have not been audited by the respective taxing authorities.

          SECTION 5.05. Compliance with Law. Comply in all material respects with all applicable federal, state, county and municipal laws, ordinances, rules, orders and regulations (including, without limitation, Environmental
Laws) now in force or hereafter enacted and with all writs, injunctions and decrees of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or official, except where failure to comply would not have a Material Adverse Effect.

          SECTION 5.06. Contract and Lease Obligations. Comply in all material respects with all requirements of all contracts and leases to which it is a party or by which it is bound, except where failure to comply would not have a Material Adverse Effect.

          SECTION 5.07. Financial Statements. Furnish, or cause to be furnished, to the Bank the following financial statements:

          (a) As soon as available and in any event within fifteen (15) days after the required filing date of each Quarterly Report on Form 10-Q, interim financial statements of the Borrower and Guarantor (on a consolidated basis for Vistana with each of its Subsidiaries) (including a balance sheet, statements of income, retained earnings and cash flows) to include in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, in form and substance reasonably satisfactory to the Bank, and certified by an Executive Officer of each Borrower or Guarantor;

          (b) As soon as available and in any event within fifteen (15) days after the required filing date of each Annual Report on Form 10-K copies of the annual audited financial statements of such Borrower and where available financial statements for each Guarantor (on a consolidated basis (for Vistana) with each of its Subsidiaries) (including a balance sheet, statements of income, retained earnings, cash flows and footnotes), to include in comparative form the corresponding figures for the preceding Fiscal Year, in form and substance reasonably satisfactory to the Bank, prepared by KPMG Peat Marwick or other independent certified public accountants of nationally recognized standing, selected by such Borrower or Guarantor and acceptable to the Bank (the "Auditors"), together with the Auditor's management letter as and when issued, together with the unqualified opinion of such Auditors to the effect that such financial statements present fairly the consolidated financial position of such Borrower and Guarantor as at their respective dates and results of operations and cash flows for the respective periods to which they apply, in accordance with Generally Accepted Accounting Principles, together with such other information in connection with the financial statements supplied pursuant to this subsection as the Bank reasonably may request;

          (c) Concurrently with the delivery of the statements set forth in (b) above, a certificate of the Auditors stating that they have calculated the covenants set forth in Article VI and Article VII hereof (excluding Section 6.06) and, based on the information contained in the financial statements, stating whether as a result of such calculations an Event of Default under such covenants exists and if so, stating the facts with respect thereto, and concurrently with the delivery of the statements set forth in (a) and (b) above, a certificate dated the date of delivery of such statements, and signed by an Executive Officer of each Borrower to the effect that (i) all representations and warranties set forth in Article III of this Agreement are true, correct and complete as of the date of the certificate as though each such representation and warranty had been made on and as of the date of the certificate as though such date is a Borrowing Date, except for any representation or warranty limited by its terms to a specific date and taking into account any amendments thereto as a result of any written disclosures made by the applicable Borrower to Bank after the date hereof and approved in writing by Bank; (ii) such Borrower has complied with all of the requirements in the Loan Documents required to be performed or complied with by it on or prior to the date of the certificate; and
(iii) no Event of Default, or any condition, event or act which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, exists under this Agreement or any of the Loan Documents;

          (d) Promptly upon request by the Bank, copies of all documents filed with any governmental agencies and/or shareholders relating to the business of any Borrower or any of its respective Subsidiaries, as the Bank reasonably may request, other than any such reports, information statements and/or documents prepared and/or submitted solely in the ordinary course of each of the Borrowers or such Subsidiary's business;

          (e) Promptly upon request by the Bank, copies of all reports, forms, information statements and/or documents filed with the PBGC with respect to any Plan of any Borrower or any of its respective Subsidiaries, other than any such reports, forms, information statements and/or documents prepared and/or submitted solely in the ordinary course of such Borrower's or Subsidiary's business;

          (f) Promptly upon request by the Bank, information and schedules relating to all other indebtedness and obligations of the Borrowers or any of their respective Subsidiaries as the Bank reasonably may request; and

          (g) As soon as practicable, any other information regarding the operations, business, affairs and condition (financial or otherwise) of the Borrowers or any of their respective Subsidiaries, as the Bank reasonably may request.

          SECTION 5.08. Access to Books and Records. Permit the Bank, and its duly authorized agents, officers and independent auditors, during normal business hours and upon twenty (20) Business Days prior notice (except upon the occurrence of an Event of Default, in which circumstance no notice shall be required) to (a) examine the books and records of any Borrower and each of its respective Subsidiaries and to make copies and extracts therefrom, and (b) discuss the affairs, finances and accounts of any Borrower, and/or any of its respective Subsidiaries with, and be advised as to the same by, their respective officers, as shall be relevant to the performance or observance of the terms, covenants or conditions of this Agreement or the financial condition of such Borrower, and/or any of its respective Subsidiaries.

          SECTION 5.09. Notification of Event of Default. (a) Give prompt written notice to the Bank of (i) any Event of Default or of any condition, event or act which with the giving of notice or the lapse of time, or both, would constitute an Event of Default, specifying the same and the steps being taken to remedy the same and (ii) any default, event of default or any condition, event or act which, with the giving of notice or the lapse of time or both, would constitute such a default or event of default under any other agreement or contract to which any Borrower or any of its respective Subsidiaries is a party or by which any of its property or assets is bound which would have a Material Adverse Effect on the business or condition (financial or otherwise) of any Borrower or any of its respective Significant Subsidiaries.

     (b) Promptly notify the Bank in writing of (i) any change in the business or the operations which may be materially adverse to any Borrower or any of its respective Significant Subsidiaries, disclosing the nature thereof, and (ii) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank in connection with this Agreement, fail, to any material extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

          SECTION 5.10. Certificate of No Default. Upon twenty (20) days prior request by the Bank, an Authorized Representative of each Borrower shall execute, acknowledge and deliver to the Bank a certificate of such Authorized Representative stating whether or not an Event of Default or any condition, event or act which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default has occurred, and if any such condition, event or act exists, specifying the facts with respect thereto and whether same has been cured and/or the steps being taken to remedy the same.

          SECTION 5.11. Notification of Litigation and Adverse Business Development. Give prompt written notice to the Bank of (i) any action, proceeding or investigation pending or threatened against any Borrower or any of its Significant Subsidiaries before any court or governmental instrumentality or other administrative agency which involves the possibility of any judgment or liability which would have a Material Adverse Effect on either Borrower, either individually or in the aggregate, or (b) any change in the financial condition, assets, liabilities, business or operations of any Borrower which would have a Material Adverse Effect.

          SECTION 5.12. Environmental Matters. (a) Keep and maintain all real property owned or leased by it ("Real Property") in compliance in all material respects with all Environmental Laws (as defined below).

          (b) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the "Remedial Work") with respect to the Real Property is required to be performed by any Borrower under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or nongovernmental entity or Person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance (as defined below) in or into the air, soil, ground-water, surface water or soil vapor at, on, about under or within the Real Property (or any portion thereof), the Borrowers shall within thirty (30) days after written demand for performance thereof by the Bank (or such shorter period of time as may be required under any applicable law, regulation, order or agreement), commence and thereafter diligently prosecute to completion, all such Remedial Work.

          (c) As used in this Section 5.12, (i) "Environmental Law" means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environmental conditions on, under or about the Real Property, and (ii) the term "Hazardous Substance" means those substances included within the definitions of "hazardous substances", "hazardous materials", "toxic substances", or "solid waste" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended 42 U.S.C. (S) 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S) 6901 et seq. and the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S) 1801 et seq., and in the regulations promulgated pursuant to said laws, and such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state or local laws or regulations.

          SECTION 5.13. Compliance with ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Bank (i) as soon as possible, and in any event within five (5) Business Days after any Executive Officer of any Borrower or any of its respective Subsidiaries knows or has reason to know that any Reportable Event with respect to any Plan of any Borrower or any of its respective Subsidiaries have occurred, a statement of the Executive Officer of such Borrower or such Subsidiary setting forth details as to such Reportable Event and the action which such Borrower or such Subsidiary proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, and (ii) promptly after receipt thereof, a copy of any notice any Borrower or any Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan.

          SECTION 5.14. Federal Reserve Regulations, Etc. Not use any part of the proceeds of any Loan and no Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purpose, or (b) for any purpose which violates, or is inconsistent with, any of the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

          SECTION 5.15. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers.

          SECTION 5.16. Notification of Adverse Legal Development. Give prompt written notice to the Bank of (i) any change in any Federal, state or local law, statute, rule or regulation, which change would have a Material Adverse Effect, and of which change such Borrower has Knowledge, (ii) any dispute, contest or litigation relating to any agreement to which any Borrower or any of its respective Subsidiaries is a party which would have a Material Adverse Effect.

          SECTION 5.17. Conduct of Business. Continue to engage in an efficient and economical manner in a business of the same type conducted by it on the date of this Agreement.

          SECTION 5.18. Further Assurances. At its cost and expense, upon request of the Bank, duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Bank to carry out more effectively the provisions and purposes of this Agreement.

          SECTION 5.19. Performance of Obligations. Perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not in the aggregate, have a Material Adverse Effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of such Borrower or of the Borrowers and their respective Significant Subsidiaries taken as a whole.

          SECTION 5.20. Separateness. Take such actions as are necessary to keep its operations and the operations of each of its Subsidiaries separate and apart from each of the others, including, without limitation, insuring that all customary formalities regarding the existence of each Borrower and each such Subsidiary, including holding regular meetings and maintenance of its current minute books, are followed.

          SECTION 5.21. New Significant Subsidiaries. Promptly notify the Bank of any newly formed or acquired Significant Subsidiary and cause each newly formed or acquired Significant Subsidiary to (a) execute and deliver to the Bank a Guaranty, and (b) deliver to the Bank an opinion of counsel (consistent with the opinions delivered in connection with the execution of the Guaranties) and other documentation as may be required by the Bank, in form and substance satisfactory to the Bank.

          SECTION 5.22.  Use of Proceeds.

          Use the proceeds of any Loan only for (i) cash advances to acquire land to be held for development and (ii) other corporate purposes normal and incidental to the conduct of any Borrower's business and use each Letter of Credit issued pursuant hereto only (i) in substitution for initial deposits or additional deposits previously paid by a purchaser of a Vacation Ownership Interest in connection with the purchase of such Vacation Ownership Interest or
(ii) for other corporate purposes normal and incidental to the conduct of any Borrower's business.

          SECTION 5.23. Management Continuity. Cause either Mr. Raymond L. Gellein, Jr. or Mr. Jeffrey A. Adler (or such other person as is acceptable to the Bank in its sole discretion) to act as Chief Executive Officer of Vistana (and of Development after the transfer described in Section 8.02 hereof), and prior to such transfer cause either Mr. Raymond L. Gellein, Jr. or Mr. Jeffrey
A. Adler (or such other person as is acceptable to the Bank in its sole discretion) to act as Chief Executive Officer or to constitute a majority of directors of any corporation, other than Vistana, that controls (whether as sole general partner, managing partner or otherwise) Development.

                                   ARTICLE VI

                     AFFIRMATIVE COVENANTS OF VISTANA, INC.

          Vistana covenants and agrees that so long as this Agreement shall remain in effect or the Note, any Letter of Credit, any Reimbursement Obligations or any other Obligations shall be Outstanding, it shall, unless otherwise consented to in writing by the Bank comply with the following covenants.

          SECTION 6.01. Minimum Tangible Net Worth. Vistana shall have, on the last day of each Fiscal Quarter commencing with the Fiscal Quarter commencing on October 1, 1997, a Consolidated Tangible Net Worth of not less than the sum of (x) forty-five million dollars ($45,000,000) and (y) for Fiscal Quarters commencing with the Fiscal Quarter beginning with January 1, 1998, fifty percent (50%) of the Consolidated Net Income (measured from the first day of the Fiscal Quarter beginning January 1, 1998 through the last day of the most recently completed Fiscal Quarter) as shown on Vistana's consolidated financial statements for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be; provided, however that if Vistana shall at any time hereafter complete an equity offering, clause (x) above shall thereafter read "fifty million dollars ($50,000,000)".

          SECTION 6.02. Minimum Interest Coverage Ratio. Vistana, on the last day of each Fiscal Quarter commencing with the Fiscal Quarter commencing on October 1, 1997, shall have an Interest Coverage Ratio of not less than 2.4 to
1.0 as shown on Vistana's consolidated financial statements for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be.

          SECTION 6.03. Maximum Debt Service Coverage Ratio. Vistana, on the last day of each Fiscal Quarter commencing with the Fiscal Quarter commencing on October 1, 1997, shall have a Debt Service Coverage Ratio of not less than 2.00 to 1.0 as shown on Vistana's consolidated financial statements for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be.

          SECTION 6.04. Maximum Debt/EBITDA Ratio. Vistana, on the last day of each Fiscal Quarter commencing with the Fiscal Quarter commencing on October 1, 1997, shall have a Debt Ratio of not greater than (i) 5.5 to 1.0 for the period commencing on the Closing Date and ending on each Fiscal Quarter ending on or prior to December 31, 1999 and (ii) 5.25 to 1.0 thereafter as shown on Vistana's consolidated financial statements for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be.

          SECTION 6.05. Maximum Debt/Capitalization Ratio. Vistana, on the last day of each Fiscal Quarter commencing with the Fiscal Quarter commencing on October 1, 1997, shall have a Capitalization Ratio of not greater than (i) 72.5% for the period commencing on the Closing Date and ending on each Fiscal Quarter ending on or prior to December 31, 1999 and (ii) 70.0% thereafter as shown on Vistana's consolidated financial statements for the most recently completed Fiscal Quarter or Fiscal Year, as the case may be.

          SECTION 6.06. Raw Land. Vistana shall limit Raw Land to no more than five percent (5%) of its "total assets" each as shown on the most recent consolidated financial statements of Vistana.

                                  ARTICLE VII

               AFFIRMATIVE COVENANTS OF VISTANA DEVELOPMENT, LTD.

          Development covenants and agrees that so long as this Agreement shall remain in effect or the Note, any Letter of Credit, any Reimbursement Obligations or any other Obligations shall be Outstanding, it shall, unless otherwise consented to in writing by the Bank comply with the following covenants.

          SECTION 7.01. VDL Minimum Net Worth. From and after the Closing Date, Development shall satisfy and maintain the VDL Minimum Net Worth at all times, subject, however, to the right of Development to cause an Affiliate Lender to subordinate an amount of indebtedness from Development to it, as further described in Section 7.03 hereof in order to satisfy the VDL Minimum Net Worth. Compliance pursuant to this Section 7.01 shall be monitored on a quarterly basis through the end of each Fiscal Quarter in accordance with the procedures set forth in Section 4.11 hereof. Upon the occurrence of an Event of Default with respect to VDL Minimum Net Worth, Development's future compliance with the VDL Minimum Net Worth requirement shall be monitored by Bank on a monthly basis through the end of each monthly period throughout the term of this Agreement by Development's execution and delivery of an Officer's Certificate within 20 Business Days after the close of each month containing the required calculations.

          SECTION 7.02. VDL Minimum Net Earnings. From and after the Closing Date, Development shall maintain the VDL Minimum Net Earnings at all times. Compliance pursuant to this Section 7.02 shall be monitored by Bank on a rolling quarterly basis for the previous twelve (12) month period in accordance with the procedures set forth in Section 4.11 hereof; for example, VDL Minimum Net Earnings for the twelve (12) month period ending December 31, 1997 must satisfy the requirements of VDL Minimum Net Earnings.

          SECTION 7.03. Subordinated Obligations. (a) The indebtedness of Development to an Affiliate Lender is not, solely by reason of the execution of this Agreement subordinated to any Loan or other obligation hereunder; provided, however, that in the event

Development shall fail to satisfy the VDL Minimum Net Worth requirement, then an amount of indebtedness of Development to any Affiliate Lender shall be immediately subordinated (automatically, in the case of Vistana, or in the case of any other Affiliate Lender, pursuant to documents delivered to the Bank and satisfactory to Bank in form and substance) to the Loan, the Letter of Credit and Reimbursement Obligations to the extent necessary (the "Required Amount") to allow Development to satisfy the VDL Minimum Net Worth requirement. The Required Amount shall continue to be subordinated to the Loan, the Letters of Credit and Reimbursement Obligations until such time as Development, without giving effect to such subordination, satisfies the VDL Minimum Net Worth requirement. To the extent required by Bank, Development shall cause any Affiliate Lender related to the Required Amount to execute and deliver (as a condition to the effectiveness of such subordination) to Bank a subordination agreement and related documents satisfactory to Bank, wherein, indebtedness related to the Required Amount will be subordinated to the extent required by this Section 7.03(a) to any amounts now or hereafter due to Bank under this Agreement. If indebtedness owing to Affiliate Lenders is subordinated pursuant to this Section 7.03(a) as Required Amounts, an amount of indebtedness, up to but not exceeding the Required Amount, shall be subordinated in the following order: first, indebtedness owing to Vistana shall be subordinated to the extent of the lesser of the amount of indebtedness or the Required Amount; second, if amounts subordinated pursuant to clause first are less than the Required Amount, indebtedness owing to the other Affiliate Lenders shall be subordinated, pro rata, based on their proportionate share of the remaining indebtedness owing to Affiliate Lenders.

          (b) During the continuation of an Event of Default, arising from Development's failure to satisfy the VDL Minimum Net Worth requirement, Development will not, directly or indirectly permit any payment to be made in respect of the Required Amount, which payments shall be and are hereby made subordinate to the payment of principal and interest on, the Loan and the other Obligations.

          (c) Vistana shall not sell, assign, lease, transfer, pledge, encumber, offer participation interests in or otherwise dispose of any intercompany indebtedness owed by Development to Vistana.

                                  ARTICLE VIII

                  NEGATIVE COVENANTS OF EACH OF THE BORROWERS

          Each Borrower covenants and agrees that, so long as this Agreement shall remain in effect or the Note, any Letter of Credit, any Reimbursement Obligations, or any of the other Obligations shall be outstanding, it shall not, and it shall not permit any of its Significant Subsidiaries to, without the prior written consent of the Bank:

          SECTION 8.01. ERISA. Permit any Plan to engage in a prohibited transaction within the meaning of section 406 of ERISA or section 4975 of the Code, except in those cases for which there is a statutory or administrative exemption available under section 408 of ERISA or section 4975(d) of the Code where such action would have a Material Adverse Effect, or permit to exist with respect to any Plan any accumulated funding deficiency within the meaning of section 412 of the Code, or incur any liability to the PBGC other than for required insurance premiums where such action would have a Material Adverse Effect.

          SECTION 8.02. Merger, Dissolution. Dissolve, merge into, acquire or consolidate with or into, or sell all or substantially all its assets to, any Person unless such Borrower or Significant Subsidiary is the surviving entity and as long as after giving effect to the transaction, the ownership and management of such Borrower is not materially changed, and such Borrower and each of its respective Significant Subsidiaries continue the conduct of business in the same industry, and remain in compliance with all of the terms and conditions of the Loan Documents, except with respect to reorganizations within the Vistana, Inc. consolidated group that will not have a Material Adverse Effect; provided, however, that Development shall be permitted to transfer, by operation of law, all of its assets and liabilities to Vistana Capital Holdings, Inc., a Florida corporation ("Development Corp.") following the merger of WE4FUN, Inc. into Vistana Capital Holdings, Inc. and the subsequent change of Development's legal name to Vistana Development Ltd., Inc., and assign all of its rights and obligations under the Loan Documents to Development Corp., provided that, in addition to all of the foregoing conditions, all of the following conditions precedent are performed to the satisfaction of the Bank:

          (a) Development Corp. shall have a net worth, determined in accordance with GAAP, of not less than the net worth of Development immediately prior to such transfer;

          (b) Development Corp. shall have duly acquired all assets and assumed all liabilities of Development, including all rights and obligations of Development under the Loan Documents, pursuant to documents (the "Transfer and Assumption Documents") acceptable in form and substance to the Bank;

          (c) The Bank shall have received an opinion of counsel to the effect that (i) Development Corp. is duly organized, validly existing and in good standing under the laws of Florida, has duly assumed all obligations of Development under the Loan Documents and the Loan Documents and the Transfer and Assumption Documents have been duly and validly authorized, executed and delivered and are the legal, valid, binding and enforceable obligations of Development Corp.; (ii) Development Corp. has the necessary corporate power and authority to enter into and perform its obligations under the Loan Documents and the Transfer and Assumption Documents; (iii) the execution, delivery and performance by Development and Development Corp. of the Transfer and Assumption Documents does not and will not conflict with or result in a violation of its partnership agreement, certificate of incorporation or by-laws, as applicable, and any instrument or instrument to which Development or Development Corp. is a party or by which Development or Development Corp. is bound, or any statute, order or regulation applicable to Development or Development Corp., or any order, judgment, award or decree of any court, regulatory body, administrative agency or governmental body having jurisdiction over Development or Development Corp. affecting either Development or Development Corp.; (iv) all consents or approvals, authorizations, or orders of any court or governmental agency or body as is required for the execution and delivery by Development or Development Corp of, or compliance by Development or Development Corp. with, the Loan Documents and the Transfer and Assumption Documents or the consummation by Development or Development Corp. of the transactions contemplated by the Loan Documents and the Transfer and Assumption Documents as are necessary in connection with the Transfer and Assumption Documents have been obtained or waived; (v) as of the effective date of the Transfer and Assumption Documents there are no actions, suits or proceedings pending or threatened against Development or Development Corp. before any court, administrative agency, or other tribunal

(A) assertingthe invalidity of the Loan Documents and the Transfer and Assumption Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Loan Documents and the Transfer and Assumption Documents, or (C) which would have a Material Adverse effect on the performance by Development or Development Corp. of its respective obligations under, or the validity or enforceability of, the Loan Documents and the Transfer and Assumption Documents;

          (d) The Bank shall have received an officer's certificate to the effect that no Material Adverse Effect or Event of Default shall have occurred and be continuing on the effective date of the Transfer and Assumption Documents;

          (e) The Bank shall have approved the form and substance of the certificate of incorporation and by-laws of Development Corp., and of resolutions adopted by the board of directors of Development Corp. authorizing the execution, delivery and performance by Development Corp. of the Transfer and Assumption Documents.

          SECTION 8.03. Sale, Etc. Other than sales pursuant to Section 8.07 hereof, sell, assign, lease, transfer, encumber or otherwise dispose of (whether in one transaction or in a series of transactions) its assets (whether now owned or hereafter acquired) for less than fair consideration in an aggregate amount in excess of five million dollars ($5,000,000) in any one Fiscal Year, other than in the ordinary course of business.

          SECTION 8.04. Nature of Business. Materially change, alter or amend the nature or conduct of its business from that engaged in by it on the Closing Date.

          SECTION 8.05. Liens and Encumbrances. Other than with respect to the Bank, to incur, create or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any of its stock or the stock of any of its Subsidiaries or their assets other than with respect to:

          (1) Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof shall not at the time be required by Section 5.04.

          (2) Deposits or pledges made (a) in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pensions or other social security, (b) in connection with casualty insurance maintained in accordance with Section 5.15, (c) to secure the performance of bids, tenders, contracts (other than contracts relating to Indebtedness) or leases, (d) to secure statutory obligations or surety or appeal bonds, (e) to secure indemnity, performance or other similar bonds in the ordinary course of business or (f) in connection with contested amounts to the extent that payment thereof shall not at that time be required by Section 5.02.

          (3) Liens in respect of judgments or awards, to the extent that such judgments or awards are permitted by Section 5.11.

          (4) Liens of carriers, warehouses, mechanics and similar liens, in each case (a) in existence less than 90 days from the date of creation thereof or (b) being contested in good faith by the Borrower in appropriate proceedings (so long as the Borrower shall, in accordance with GAAP (if applicable), have set aside on its books adequate reserves with respect thereto).

          (5) Encumbrances in the nature of (a) zoning restrictions, (b) easements, (c) restrictions of record on the use of real property, (d) landlords' and lessors' liens on rented premises and (e) restrictions on transfers or assignment of leases, which in each case do not materially detract from the value of the encumbered property or impair the use thereof for its current or intended purpose.

          (6) Restrictions under federal and state securities laws on the transfer of securities.

          (7) Liens constituting (a) purchase money security interests (including mortgages, conditional sales, capitalized leases and any other title retention or deferred purchase devises) in real property, interests in leases or tangible personal property (other than inventory) existing or created on the date on which such property is acquired, and (b) the renewal, extension or refunding of any security interest referred to in the foregoing clause (a) in an amount not to exceed the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding.

          (8) Liens described in Schedule V as in effect on the date hereof and all renewals, refinancings and extensions thereof not in excess of the amount thereof outstanding on September 30, 1997.

          (9) Liens on timeshare receivables securing Timeshare Receivable Debt permitted by Section 8.12(10).

          (10) Liens on construction and development projects to secure Indebtedness permitted by Section 8.12(13).

          SECTION 8.06. Guarantees. Neither Borrower (not including any Significant Subsidiary) shall become or remain liable with respect to any guarantee, including reimbursement obligations under letters of credit or other financial guarantees by third parties, except the following:

          a. Guarantees by either Borrower to timeshare associations in respect of maintenance fees, taxes and other amounts required by Chapters 718 or 721 of the Florida Statutes or similar statutes in other states.

          b. Payment or performance bonds and guarantees to governmental entities in respect of timeshare advertising or construction and development of timeshare properties and related improvements, all in the ordinary course of any Borrower's business.

          c. The Guaranty, dated as of November 1, 1997 from Vistana, Inc. to the Bank with respect to the Warehouse Loan.

          d. Guarantees that would be included in the term Debt as defined herein, so long as each Borrower is in compliance with Section 8.12 hereof after giving effect to each such guarantee.

          e. Guarantees of consolidated entities (in accordance with GAAP), so long as each Borrower is in compliance with Section 8.12 hereof after giving effect to each such guarantee.

          SECTION 8.07. Sale of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other rights to receive payment with or without recourse for less than fair value.

          SECTION 8.08. Hazardous Substances. Use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about any Property, or transport to or from any Property, any Hazardous Substance, or permit any other Person to do so in violation of any Environmental Law where such action would have a Material Adverse Effect.

          SECTION 8.09. Transactions With Affiliates. Directly or indirectly enter into any transaction, whether or not in the ordinary course of business, with any Affiliate which is not consolidated (in accordance with GAAP) with Vistana, Inc., other than on terms and conditions taken as a whole at least as favorable to the applicable Borrowers, or the affected Significant Subsidiary, as those that would be obtained through an arm's length negotiation with an unaffiliated third party.

          SECTION 8.10. Limitation on Restrictions on Subsidiary Dividends and Other Distributions. Other than with respect to agreements in effect on the date hereof, permit any of its Significant Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Significant Subsidiary to
(a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Vistana or any Significant Subsidiary of Vistana, or pay any Indebtedness (other than indebtedness of a type specified in Section 8.12) owed to Vistana or any Significant Subsidiary of Vistana, (b) make loans or advances to Vistana (other than loans or advances of a type permitted by Section 8.12) or (c) transfer any of its properties or assets to Vistana, except for such encumbrances or restrictions existing under or by reasons of (i) applicable law, (ii) this Agreement and (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Vistana or any Significant Subsidiary of

Vistana.

          SECTION 8.11. Pari Passu Ranking. From and after the date hereof, neither Borrower (not including any Significant Subsidiary) shall enter into any loan agreement which contains covenants applicable to such Borrower more stringent than the provisions of Article VI or VII hereof, as applicable.

          SECTION 8.12. Indebtedness. Neither Borrower (not including any Significant Subsidiary) shall create, incur, assume or otherwise become or remain liable with respect to any Indebtedness except the following:

          (1) Indebtedness in respect of the Loans, Letters of Credit, Reimbursement Obligations and the Warehouse Loan.

          (2) Indebtedness incurred in the ordinary course of business and payable in full within 12 months.

          (3) To the extent that payment thereof shall not at the time be otherwise required by this Agreement, Indebtedness in respect of taxes, assessments, governmen tal charges and claims for labor, materials and supplies.

          (4) Indebtedness secured by liens of carriers, warehousemen, mechanics and landlords.

          (5) Indebtedness in respect of judgments or awards (a) which have been in force for less than the applicable appeal period or (b) in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and, in the case of each of clauses (a) and (b), the applicable Borrower shall have taken appropriate reserves therefor in accordance with GAAP (to the extent applicable) and execution of such judgment or award shall not be levied.

          (6) Indebtedness in respect of capitalized lease obligations or secured by purchase money security interests; provided, however, that the aggregate principal amount of all Indebtedness permitted by this Section 8.12(6) at any one time outstanding shall not exceed twenty-five million dollars ($25,000,000).

          (7) Indebtedness in respect of deferred taxes or deferred credits arising in the ordinary course of business.

          (8) Unfunded current liabilities (as defined in Section 412 of ERISA) with respect to Plans so long as the Borrower is in compliance with Section 5.13.

          (9) Indebtedness outstanding on the date hereof and described in
     Schedule VI as in effect on September 30, 1997 and all renewals, refinancings and extensions there of not in excess of the amount thereof outstanding immediately prior to such renewal, refinancing or extension.

          (10)  Timeshare Receivable Debt.

          (11) Accrued compensation and benefits in the ordinary course of business.

          (12) Liability for customer deposits received in the ordinary course of business.

          (13) Indebtedness incurred to finance construction and development of times hare properties and related improvements and secured by the assets being developed.

          (14) Indebtedness which is expressly subordinated by its terms to the Loans.

                                  ARTICLE IX

              EVENTS OF DEFAULT; REMEDIES; APPLICATION OF PROCEEDS

          SECTION 9.01. Events of Default. Any one or more of the following events shall constitute an Event of Default:

          (a) if any payment or prepayment of all or any part of the principal of or interest on, the Loans and/or any other amounts payable under this Agreement, whether at the stated maturity thereof (or upon demand, with respect to matured Reimbursement Obligations) or at any date fixed for payment by acceleration, by notice of prepayment or otherwise shall not be paid within three (3) Business Days after the due date therefor.

          (b) (1) if any Borrower shall default in the performance or observance of any other covenant, agreement or condition (other than such referred to in Articles VI (but not including Section 6.06), VII, VIII and in
Section 9.01(a) hereof) set forth in this Agreement and such default is not cured within thirty (30) days after the earlier of receipt by the applicable Borrower of written notice from the Bank of such Event of Default or Knowledge of such Event of Default by such Borrower; (2) or if any Borrower or Guarantor shall default in the performance or observance of any covenant (including the covenant set forth in Section 6.06), agreement or condition set forth in any other Loan Document and such default is not cured within thirty (30) days after the earlier of receipt by the applicable Borrower of written notice from the Bank of such Event of Default or Knowledge of such Event of Default by such Borrower; or (3) if any Borrower shall default in the performance or observance of any covenant, agreement or condition referred to in Articles VI (other than Section 6.06), VII and VIII;

          (c) if (i) any representation or warranty made by any Borrower herein or by any party in any other Loan Document or (ii) any certificate, financial statement, report or opinion delivered pursuant hereto or to the Loan Documents, shall in either case prove to have been false, incorrect or misleading in any material respect on the date as of which made; provided, however, that such occurrence shall not constitute an Event of Default unless (as determined in the Bank's sole discretion) such occurrence shall have a Material Adverse Effect;

          (d) if any Borrower or any of its respective Significant Subsidiaries shall make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, generally fail to pay its debts as they become due, file a voluntary petition under the Federal Bankruptcy Code (as now or hereafter in effect), is adjudicated bankrupt or insolvent, file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation of any jurisdiction, petition or apply to any tribunal for any custodian, trustee, receiver, liquidator or fiscal agent for all or a substantial part of its properties, or there is commenced against any Borrower or any of its respective Significant Subsidiaries such case or proceeding, or any Borrower or any of its respective Significant Subsidiaries shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower or any of its respective Significant Subsidiaries in any such case or proceeding, or any Borrower or any of its respective Significant Subsidiaries seek, approve, consent to or acquiesce in, any such case or proceeding or in the appointment of any custodian, trustee, receiver, liquidator or fiscal agent of any Borrower or any of its respective Significant Subsidiaries for all or a substantial part of the property of such Borrower or any of its Significant Subsidiaries or any of the directors or majority shareholders or partners shall take any action looking to the dissolution of liquidation of any Borrower or any of its respective Significant Subsidiaries; or

          (e) if any judgment against any Borrower or any of its Significant Subsidiaries or any attachment, execution, levy or restraining notice against its property in excess of $100,000 remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days;

          (f) if there shall occur any Reportable Event with respect to any Plan of any Borrower or any of its Significant Subsidiaries;

          (g) if any Loan Document is invalidated or declared null and void;

          (h) (1) if Vistana or Development or any of their respective Significant Subsidiaries shall (i) default in any payment of any Indebtedness in excess of $100,000 pursuant to which Vistana or Development or any of their Significant Subsidiaries is obligated in any manner (other than the Obligations) beyond the period of grace, if any, provided in the instru ment or agreement under which such was created or
(ii) default beyond the period of grace in the observance or performance of any agreement or condition relating to any such Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or

          (i) if the validity or enforceability of this Agreement is or any other Loan Document is challenged by any Borrower or if any Borrower or any Affiliate of Borrower party to any other Loan Document denies hereunder or thereunder.

               (2) Any Indebtedness (other than the Obligations) of Vistana or Development or any Indebtedness of their respective Significant Subsidiaries in excess of $100,000 pursuant to which Vistana or Development or any of their respective Significant Subsidiaries is obligated in any manner shall be declared to be due and payable, or required to be prepaid other than by (x) regularly scheduled required prepayment or (y) as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a defaul t thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof. The voluntary prepayment of Indebtedness shall not constitute an Event of Default under this Section 9.01(h)(2).

          SECTION 9.02. Bank's Remedies. In case an Event of Default shall have occurred under Subsection 9.01(d), (i) the entire Outstanding Balance, (ii) the undrawn face amount of all Letters of Credit, (iii) all Reimbursement Obligations, all interest accrued on each of the foregoing and all other amounts due hereunder shall forthwith automatically be immediately due and payable and the Bank shall have all the rights and remedies set forth below in Subsections 9.02(b) and 9.02(c). In case any other Event of Default shall have occurred the Bank shall have the following rights and remedies:

          (a) at any time thereafter and so long as such Event of Default shall be continuing, to declare any or all of (i) the entire Outstanding Balance, (ii) the undrawn face amount of all Letters of Credit, (iii) all Reimbursement Obligations, all interest accrued on each of the foregoing and all other amounts due hereunder to be immediately due and payable;

          (b) to take any action at law or in equity to collect the payments due under the Note or to enforce performance and observance of the Obligations of the Borrowers under this Agreement and the other Loan Documents, or to recover damages for breach thereof;

          (c) to exercise the right of setoff against any assets of any Borrower, and/or any Guarantor, held by the Bank, other than any assets held by VTM Corp., Vistana Timeshare Mortgage Corp. or any other entity formed for the purpose of securitization.

          Any amounts received by the Bank in respect of the undrawn face amount of any Letters of Credit pursuant to the first paragraph of Section 9.02, or pursuant to Section 9.02( a) shall be held by the Bank, in a non-interest-bearing account, and applied from time to time to reimburse the Bank for any subsequent draws under any Letters of Credit. At such time as all Letters of Credit have expired and all Reimbursement Obligations and all other amounts payable to the Bank under the Note and this Agreement have been paid in full, the Bank promptly shall pay to the Borrowers all such amounts previously received and then held by the Bank.

          Each of the Borrowers expressly waives any presentment, demand, protest, notice of protest or notice of any bond. The exercise by the Bank of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy against any Guarantor or any Borrower, as the case may be.

          If the Bank shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Bank, then the Borrowers and the Bank shall be restored to their respective positions hereunder, and all rights, remedies and powers of the Borrowers and the Bank shall continue as though the proceedings had not taken place.

          SECTION 9.03. Specific Performance. In addition to the above remedies, if any Borrower commits a breach or threatens to commit a breach of this Agreement or any other Loan Document, the Bank shall have the right and remedy, without posting bond or other security, to have the provisions of this Agreement or such other Loan Document specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate and irreparable injury to the Bank and that money damages will not provide an adequate remedy therefor.

          SECTION 9.04. Application of Proceeds. All payments received after an Event of Default shall be applied as follows:

          (a)  First:    to the payment of all fees, costs and expenses incurred
by the Bank as a result of or in connection with the exercise of the remedies set forth in Section 9.02 and Section 9.03 hereof;

          (b) Second: to the payment in full of the Loans, the Reimbursement Obligations, and the other Obligations with all such payments being applied first to the payment ent of interest, with any balance applied first to the payment and reduction of principal of Loans or Reimbursement Obligations as the Bank (in its sole discretion) may determine, and then to other amounts due; and

          (c)  Third:    the balance, if any, of such proceeds remaining after
payment in full of the foregoing items, to the Borrowers pro rata, based on each Borrower's amounts owing prior to the application of this Section or as a court of competent jurisdiction may otherwise direct.

          SECTION 9.05. No Remedy Exclusive. No remedy herein conferred on or reserved to the Bank is intended to be exclusive of any other available remedy, but each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or any other Loan Document or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Agree ment, it shall not be necessary to give notice.

                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.01. Notices. All notices, certificates or other communications given pursuant to or in connection with this Agreement shall be a duly executed writing (unless otherwise expressly indicated herein) delivered to the applicable Borrower or the Bank, as the case may be, at the respective address set forth below (or such other address as may be provided by one party in a notice to the other); provided that the copies to be delivered as set forth below shall be for convenience and courtesy only and shall not be required to constitute effective notice to the Bank or any Borrower, as the case may be:

          If to the Bank:

               Dresdner Bank AG
               New York and Grand Cayman Branches
               75 Wall Street
               New York, New York  10005-2889
               Telephone:  (212) 429-2269
               Telecopy:   (212) 429-2130
               Attention:  Loan Administration (with respect to fees, borrowings and repayments under the Note and the issuance of Letters of Credit)
                           Telephone:  (212) 429-2269
                           Telecopy:  (212) 429-2130
                           Credit Underwriting Unit -- Financial Institutions
                           (with respect to all other matters)
                           Telephone:  (212) 429-2484
                           Telecopy:  (212) 429-2780

          If to Vistana, Inc.:

               8801 Vistana Centre Drive
               Orlando, Florida 32821
               Telephone: (407) 239-3100
               Telecopy:  (407) 239-3198
               Attention: President

          With a copy to:

               Vistana, Inc.
               Attn: Chief Financial Officer
               8801 Vistana Centre Drive
               Orlando, Florida  32821-6353
               Telephone: (407) 239-3100
               Telecopy:  (407) 239-3198


          And to:

               Vistana, Inc.
               Attn: Susan Werth
               701 Brickell Avenue
               Suite 2100
               Miami, Florida  33131
               Telephone: (305) 577-3150
               Telecopy:  (305) 374-7159

          If to Vistana Development, Ltd.:

               8801 Vistana Centre Drive
               Orlando, Florida 32821
               Telephone: (407) 239-3100
               Telecopy:  (407) 239-3222
               Attention: President, Vistana Capital Holdings, Inc.

          With a copy to:

               Vistana, Inc.
               Attn: Chief Financial Officer
               8801 Vistana Centre Drive
               Orlando, Florida  32821-6353
               Telephone: (407) 239-3100
               Telecopy:  (407) 239-3222

          And to:

               Vistana, Inc.
               Attn: Susan Werth
               701 Brickell Avenue
               Suite 2100
               Miami, Florida  33134
               Telephone: (305) 577-3150
               Telecopy:  (305) 374-7159

Notices delivered in accordance with the foregoing shall be: (a) personally delivered, (b) sent by overnight express carrier, or (c) sent by telecopy, to the Bank or the applicable Borrower at its address and/or telecopy number as set forth above, or at such other address and/or telecopy number as either party may designate for such purpose in a notice given to the other party. Such notice shall be deemed received upon the earliest of the following to occur: (a) upon personal delivery; (b) on the next Business Day following the day sent, if sent by overnight express courier; and (c) on the day sent or if such day is not a Business Day on the next Business Day after the day sent, if sent by telecopy. A Loan Request and an application for a standby Letter of Credit may each be delivered to the Bank via facsimile transmission, addressed to the attention of:
Loan Administration at the following facsimile number, or such other number as may be designated from time to time by the Bank: (212) 429-2130.

          SECTION 10.02. Survival. All covenants, agreements, obligations, representations and warranties made by any Borrower herein and in the certificates delivered pursuant hereto shall be deemed to have been relied upon by the Bank and shall survive the making by the Bank of the Loans, the issuance by the Bank of each Letter of Credit and the execution and delivery to the Bank of the Note regardless of any investigation made by the Bank or on its behalf and without regard to any modification, extension, renewal, amendment or waiver of any provision of any Loan Document, and shall continue in full force and effect until such time as the principal of, premium, if any, interest on and all other amounts due under the Note shall have been paid, and all fees, costs and expenses due under the Loan Documents have been paid and any liability to the Bank under the Loan Documents shall have been discharged in a manner satisfactory to the Bank.

          SECTION 10.03. Expenses of the Bank. The Borrowers shall pay, promptly upon receipt of an invoice with respect thereto all out-of-pocket expenses (including without limitation, the reasonable fees and disbursements of counsel incurred by the Bank; provided that such counsel fees shall be no more than $20,000 through October 31, 1997) in connection with (a) the preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated), (b) the enforcement and protection of the rights of the Bank in connection with this Agreement or the other Loan Documents, or with the Loans made or the Note or any Letters of Credit issued hereunder, and with respect to any action which may be instituted against the Bank in respect of the foregoing; (c) any amendment or modification of any Loan Document; (d) the payment of any tax (excepting only Federal, State and local taxes based on or measured by the net income of the Bank), assessment, recording fee or similar charge; (e) any waiver of any right of the Bank under any Loan Document, and (f) the reasonable fees and disbursements of any counsel for the Bank, incurred from time to time, in connection with the transactions contemplated by this Agreement, including the reasonable fees and disbursements of any local counsel retained by the Bank from time to time.

          SECTION 10.04. Applicable Law. This Agreement and the Note shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflicts of law provisions, and applicable federal law.

          SECTION 10.05. Amendments, Changes, Modifications and Waivers. Except as otherwise provided in this Agreement or in the other Loan Documents, no modification, amendment, alteration, release or termination of any provision of this Agreement or of the Note, and no consent to any departure by any Borrower from the provisions hereof, shall in any event be effective unless the same shall be in writing and signed by the Bank and any Borrower. Any such modification, amendment, release, termination or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borro wers in any case shall entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstance. No waiver of any of the provisions of this Agreement (a) shall be valid unless evidenced by a writing executed by the Bank, (b) shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), or (c) shall constitute a continuing waiver unless otherwise expressly provided. The failure or delay on the part of the Bank at any time or times in exercising any right or remedy hereunder shall not operate as a waiver thereof nor shall any single or partial exercise of any power or right or remedy preclude other or further exercise thereof or the exercise of any other right or remedy.

          SECTION 10.06. Separability. In case any one or more of the provisions contained in this Agreement or in the Note should be determined to be superseded, invalid, illegal or otherwise unenforceable in any respect, pursuant to applicable law, such determination shall not affect the validity, legality and enforceability of the remaining provisions contained herein and therein and such provisions shall not in any way be affected or impaired thereby, and such provisions shall be enforced as if the invalid provision were deleted. Should any provision of this Agreement be determined to be unenforceable in any jurisdiction, such unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 10.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one and the same Agreement.

          SECTION 10.08. Entire Agreement. This Agreement together with the Guara nties and the other Loan Documents constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

          SECTION 10.09. Headings; Interpretation; Gender and Number. Section and paragraph headings and the table of contents are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the contents thereof, and shall not affect its meaning, construction or effect. Sections and paragraphs mentioned by number only are the respective sections and paragraphs of this Agreement. The use of the terms "herein", "hereunder", "hereof", and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the other Loan Documents or the Uniform Commercial Code adopted by the State of New York, as amended from time to time in accordance therewith. Words importing a particular gender mean and include every other gender and words importing the singular number mean and include the plural number and vice-versa.

          SECTION 10.10. Term. This Agreement shall become effective upon its execution and delivery by the parties hereto, shall remain in full force and effect from the date hereof and, subject to the provisions hereof, shall expire on such date as all amounts due and payable under the Note and have been fully paid and retired and all other Obligations under the Loan Documents have been fully paid and performed.

          SECTION 10.11. Successors and Assigns. (a) Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors or assigns thereof. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, legal representatives, heirs, successors and assigns. The provisions of this Agreement are intended to be for the benefit of the Bank, its successors and assigns as holder of the Note. This
Section 10.11 shall not be deemed to create any right for any Borrower to assign its interest in this Agreement, or the Loans.

          (b) The Bank, in its sole discretion, shall have the right, at any time and from time to time, to pledge the Loans to a Federal Reserve Bank, to sell the Loans or participation interests therein to other Persons or to assign all or any portion of its rights to any other Person or Persons acceptable to the Bank. Prior to the sale of any Loan or any participation interest pursuant to this Section 10.11(b), the Bank shall provide at least thirty (30) days prior written notice to the Borrowers setting forth the party to whom such Loan or participation interest is to be sold. Each Borrower hereby consents to the dissemination to such Persons of credit information relating to the Borrowers in connection with any proposed pledge, sale or participations by the Bank of any of the rights and obligations hereunder; provided, however, that the Bank shall not disseminate any such information to any timeshare developer, timeshare exchange company or hospitality industry company without Borrowers' advance written consent, which consent may be withheld in the Borrowers' sole discretion.

          (c) Except as provided in Section 8.02 hereof with respect to the transfer of Development to Development Corp., a Borrower may not assign its rights or delegate its obligations under this Agreement without the express written consent of the Bank.

          SECTION 10.12. WAIVER OF COUNTERCLAIM, JURY TRIAL. EACH BORROWER HEREBY WAIVES THE RIGHT TO ASSERT A COUNTERCLAIM OTHER THAN MANDATORY OR COMPULSORY COUNTERCLAIMS ARISING OUT OF THIS AGREEMENT OR THE LOAN DOCUMENTS, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE BANK AND WAIVES TRIAL BY
JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER OR IN ANY COUNTERCLAIM ASSERTED BY THE BANK AGAINST BORROWER, OR IN ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE OR ANY OF THE LOAN DOCUMENTS.

          SECTION 10.13. Submission to Jurisdiction. With respect to any claim or action arising under this Agreement or the other Loan Documents, each Borrower hereby (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, (b) irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party and (c) irrevocably waives any immunity it or its Property may now or hereafter have from suit, jurisdiction, attachment (whether prior to judgment or in aid of execution), execution or other legal process. Nothing in this Agreement will be deemed to preclude the Bank from bringing an action or proceeding in respect hereof in any other jurisdiction. Service of process in any action or suit arising out of or in connection with this Agreement or any other Loan Document may be made upon any Borrower by mailing a copy of the summons to such Borrower at the address set forth herein or at such Borrower's last address appearing in the Bank's records; provided, however, that if any Borrower has designated an agent for receipt of service of process in writing to the Bank, such service shall be made upon such agent with respect to service of process on such Borrower.

          SECTION 10.14. Joint and Several Liability. Each Borrower hereby agrees that hereunder and under any other Loan Document it shall be jointly and severally liable for payment of all amounts (whether as principal, interest, fees, costs, expenses, Reimbursement Obligations or otherwise) payable by it or
any other Borrower.   Each Borrower further hereby unconditionally and
irrevocably agrees to make full and prompt payment to the Bank of any amounts owing pursuant to this Agreement, without regard to such Borrower's borrowings and issuances of Letters of Credit to and on behalf of such Borrower. The obligations of any Borrower hereunder shall be an absolute, continuing, irrevocable and unconditional obligation of payment and performance and any Borrower shall remain liable on its obligations and the obligations of any other Borrower hereunder until the payment and performance in full of the obligations hereunder. No set-off counterclaim recoupment, reduction or diminution of any obligation, or any defense of any kind or nature which any Borrower or any Guarantor may have against Bank, shall be available to, or shall be asserted by any Borrower against payment of the obligations hereunder or any part thereof.

          SECTION 10.15. Representation by Counsel. The parties hereto each hereby acknowledge to the others that such party has been represented by counsel during the course of the negotiation of this Agreement and other Loan Documents, to the extent it is a party thereto.

          SECTION 10.16. Summary Judgment. Each Borrower hereby acknowledges and agrees that any enforcement action relating to this Agreement, the Note or the other Loan Documents may be brought by motion for summary judgment, in lieu of a complaint, pursuant to Section 3213 of the New York Civil Practice Law and Rules (to the extent such provision is applicable).

          IN WITNESS WHEREOF, each of the Borrowers and the Bank have caused this Line of Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                           VISTANA, INC.


                                           By /s/ John M. Sabin
                                             -----------------------------------
                                            Name:      John M. Sabin
                                            Title:     Sr. Vice President


                                           VISTANA DEVELOPMENT, LTD

                                           By:  Vistana Capital Holdings, Inc.
                                               its general partner


                                           By /S/ John M. Sabin
                                             -----------------------------------
                                            Name:      John M. Sabin
                                            Title:     Sr. Vice President


                                           DRESDNER BANK AG
                                           NEW YORK AND GRAND CAYMAN BRANCHES


                                           By /S/ Michael M. Kownacki
                                             -----------------------------------
                                            Name: Michael M. Kownacki
                                            Title: Vice President


                                           By /S/ J. Curtin Beaudouin
                                             -----------------------------------
                                            Name: J. Curtin Beaudouin
                                            Title: First Vice President